UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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FISERV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 11, 2017

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc. to be held at our office in Brookfield, Wisconsin on Wednesday, May 24, 2017 at 10:00 a.m. (CT). Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of 2017 Annual Meeting of Shareholders and Proxy Statement. You can find financial and other information about Fiserv in our Form 10-K for the fiscal year ended December 31, 2016. We welcome your comments or inquiries about our business that would be of general interest to shareholders during the meeting.

We urge you to be represented at the annual meeting, regardless of the number of shares you own or whether you are able to attend the annual meeting in person, by voting as soon as possible. Shareholders can vote their shares via the Internet, by telephone or by mailing a completed and signed proxy card (or voting instruction form if you hold your shares through a broker).

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

2017 Proxy Statement

     Notice of 2017 Annual Meeting of Shareholders

Time and Date:

Wednesday, May 24, 2017 at 10:00 a.m. (CT)

Place:

Fiserv, 255 Fiserv Drive, Brookfield, Wisconsin 53045

Matters To Be Voted On:

1.	Election of nine directors to serve for a one-year term and until their successors are elected and qualified.

2.	Approval, on an advisory basis, of the compensation of our named executive officers.

3.	Approval, on an advisory basis, of the frequency of the shareholder advisory vote on the compensation of our named executive officers.

4.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

5.	Shareholder proposal seeking an amendment to our proxy access by-law, if properly presented.

Any other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Can Vote:

Holders of Fiserv stock at the close of business on March 27, 2017.

Date of Mailing:

On April 11, 2017, we will commence mailing the notice of Internet availability of proxy materials, or a proxy statement, proxy card and annual report, to shareholders.

By Order of the Board of Directors,

Lynn S. McCreary

Secretary

April 11, 2017

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 24, 2017: The proxy statement, 2016 Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

2017 Proxy Statement

     Proxy Statement Table of Contents

2017 Proxy Statement

     Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

Time and Date:	Wednesday, May 24, 2017 at 10:00 a.m. (CT)

Place:	Fiserv 255 Fiserv Drive Brookfield, Wisconsin 53045

Record Date:	March 27, 2017

Voting:	Shareholders as of the record date are entitled to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card or voter instruction card; or in person at the annual meeting (shareholders who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee granting the right to vote).

Proxy Statement

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our 2017 annual meeting of shareholders. This proxy statement is being made available to our shareholders entitled to vote at the annual meeting on or about April 11, 2017.

Purposes of Annual Meeting

Agenda Item		Board Vote Recommendation	Page Reference for More Detail

1.	Election of Directors The board of directors has nominated nine individuals for election as directors. All nominees are currently serving as directors and all, except Mr. Yabuki, our president and chief executive officer, are independent. We believe that each nominee for director has the requisite experience, integrity and sound business judgment to serve as a director.	FOR each Director Nominee	11

2.	Advisory Vote on Named Executive Officer Compensation The board of directors is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our compensation program for named executive officers is designed to create long-term shareholder value by rewarding performance as described in the Compensation Discussion and Analysis section of this proxy statement.	FOR	27

01	2017 Proxy Statement

Agenda Item		Board Vote Recommendation	Page Reference for More Detail
3.	Advisory Vote on Frequency of Shareholder Advisory Vote on Named Executive Officer Compensation The board of directors is asking shareholders to approve, on an advisory basis, the frequency of holding a shareholder advisory vote on the compensation of our named executive officers in accordance with Section 14A of the Exchange Act. Shareholders may vote on whether they prefer to hold the advisory vote on the compensation of our named executive officers every one, two or three years.	1 YEAR	61

4.	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm As a matter of good corporate governance, the audit committee of the board of directors is seeking ratification of its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.	FOR	62

5.

Shareholder Proposal Seeking an Amendment to our Proxy Access By-law (if properly presented)

In 2016, we implemented proxy access for director nominations by our shareholders on terms consistent with market practices. Under our proxy access by-law, any shareholder or group of up to 20 shareholders that beneficially owns at least 3% of our outstanding common stock continuously for 3 years may nominate up to the greater of two individuals or 20% of the board for election to the board and requires us to include such nominees in our proxy materials. Accordingly, we believe no further action is needed and that the change to proxy access that the shareholder proposal seeks is not in the best interests of our company or shareholders.

		AGAINST	64

Executing on Our Strategy

We delivered solid results in 2016 highlighted by GAAP revenue growth of 5% and internal revenue growth of 4% compared to 2015 as well as GAAP earnings per share of $4.15 and adjusted earnings per share of $4.43. This represents a 39% and 14% increase in GAAP earnings per share and adjusted earnings per share, respectively, over 2015. We also had net cash provided by operating activities of $1.43 billion and free cash flow of $1.08 billion in 2016, a 6% and 8% increase, respectively, compared to the prior year. We made progress in strategic areas that we believe will enhance our future results, and we continued to enhance our level of competitive differentiation which we believe is essential to sustaining future growth. As discussed further in the Compensation Discussion and Analysis section of this proxy statement, our named executive officer compensation for 2016 was paid or awarded in the context of these results.

Internal revenue growth, adjusted earnings per share and free cash flow are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and reconciliations to the most directly comparable GAAP measures.

02	2017 Proxy Statement

2016 Governance Highlights

On February 19, 2016, our board of directors amended our by-laws to implement proxy access in the form that it believes is most appropriate for our company and our shareholders and is consistent with current market practices. Specifically, the by-laws provide that any shareholder or group of up to 20 shareholders that beneficially owns at least 3% of our outstanding common stock continuously for three years and that complies with the procedures set forth in our by-laws may nominate up to the greater of two individuals or 20% of the board of directors for election to the board and require us to include such nominees in our proxy materials. Our board adopted proxy access after considering various potential formulations of proxy access and engaging with a number of our shareholders who provided valuable feedback on the subject of proxy access.

In addition, in 2016, we added a new independent director to the board, making it the third consecutive year that we have done so.

2016 Compensation Highlights

In 2016, our compensation committee began granting performance share units to certain executive officers. These performance share units have a three-year performance period, and the number of shares issued at vesting will be based on the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations over such three-year period.

We also amended the employment agreement with Mr. Yabuki in 2016 to provide that he will continue to serve as our president and chief executive officer for at least another three-year term and eliminated his excise tax gross-up benefit. In connection with this amendment, Mr. Yabuki received a grant of performance share units.

We continued to add executive talent to further strengthen the company, including by retaining a new chief financial officer and group president during the year.

We encourage you to review the entire “Compensation Discussion and Analysis” section of this proxy statement as well as the tabular and narrative disclosure under “Executive Compensation.”

03	2017 Proxy Statement

Compensation Practices

What We Do

Our compensation committee seeks to structure compensation that incentivizes our leaders to strive for market-leading performance, which we expect will transfer into long-term value for our shareholders, and is balanced by the risk of lower performance-based compensation when we do not meet our performance objectives.

We provide cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial, operating and strategic performance by delivering incremental value to executive officers to the extent our stock price increases over time.

In 2016, we began granting performance share units to certain executive officers. The number of shares issued at vesting is determined by the achievement of pre-determined performance goals over a three-year period.

We have a stock ownership policy that requires our executive officers to acquire and maintain a significant amount of Fiserv equity to further align their interests with those of our long-term shareholders.

We have a policy that prohibits our executive officers from hedging or pledging Fiserv stock.

We have a compensation recoupment, or “clawback,” policy.

What We Don’t Do

In 2016, we amended the employment agreements with our chief executive officer to eliminate the excise tax gross-up provisions in those agreements. We do not have excise tax gross-up arrangements with any of our other executive officers, and we have a policy not to enter into such arrangements in the future.

We don’t provide separate pension programs or a supplemental executive retirement plan to our named executive officers.

We generally don’t provide personal-benefit perquisites to our named executive officers.

04	2017 Proxy Statement

Board Nominees

The board met eight times during 2016 and each of our directors attended 75% or more of the aggregate number of meetings of the board and the committees on which he or she served, in each case while the director was serving on our board of directors during 2016. The following table provides summary information on each director nominee. All candidates were nominated in accordance with the company’s governance guidelines. The terms of Daniel P. Kearney and Thomas C. Wertheimer as directors will end at the 2017 annual meeting of shareholders. For more information about each director nominee, please see their full biographies beginning on page 12.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Memberships

Alison Davis	55	2014	Advisor, Fifth Era		Audit

John Y. Kim	56	2016	President, New York Life Insurance Company		Audit

Dennis F. Lynch	68	2012	Chairman, Cardtronics plc		Compensation Nominating and Corp. Governance

Denis J. O’Leary	60	2008	Investor		Audit Nominating and Corp. Governance

Glenn M. Renwick +	61	2001	Executive Chairman, The Progressive Corporation		Compensation

Kim M. Robak +	61	2003	Partner, Mueller Robak, LLC		Nominating and Corp. Governance

JD Sherman	51	2015	President and Chief Operating Officer, HubSpot, Inc.		Audit

Doyle R. Simons	53	2007	President and Chief Executive Officer, Weyerhaeuser Company		Compensation

Jeffery W. Yabuki	57	2005	President and Chief Executive Officer, Fiserv, Inc.

+ Committee Chair

05	2017 Proxy Statement

     Proxy and Voting Information

The board of directors of Fiserv, Inc., a Wisconsin corporation, is soliciting proxies in connection with our annual meeting of shareholders to be held on Wednesday, May 24, 2017 at 10:00 a.m. (CT), or at any adjournment or postponement of the meeting. On April 11, 2017, we will commence mailing the notice of Internet availability of proxy materials, or a proxy statement, proxy card and annual report, to shareholders entitled to vote at the annual meeting.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we may furnish our proxy statement and annual report to shareholders of record by providing access to those documents via the Internet instead of mailing printed copies. The notice you received regarding the Internet availability of our proxy materials (the “Notice”) provides instructions on how to access our proxy materials and cast your vote over the Internet, by telephone or by mail.

Shareholders’ access to our proxy materials via the Internet allows us to reduce printing and delivery costs and lessen adverse environmental impacts. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting those materials.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. Our directors, officers and other employees may solicit proxies by mail, personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts.

We have retained the services of Georgeson LLC (“Georgeson”) to assist us in soliciting proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials. Proxies solicited hereby will be tabulated by an inspector of election, who will be designated by the board of directors and will not be an employee or director of Fiserv, Inc.

Holders Entitled to Vote

The board of directors has fixed the close of business on March 27, 2017 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 213,076,941 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding.

All of these shares are to be voted as a single class, and you are entitled to cast one vote for each share you held as of the record date on all matters submitted to a vote of shareholders.

Voting Your Shares

You may vote:

By Internet

Visit www.proxyvote.com

By telephone

Dial toll-free 1-800-690-6903

By mailing your proxy card

If you requested a printed copy of the proxy materials, mark your vote on the proxy card, sign and date it, and return it in the enclosed envelope.

In person

If you are a shareholder of record you may join us in person at the annual meeting to be held at our Brookfield, Wisconsin headquarters.

06	2017 Proxy Statement

Voting through the Internet or by telephone. You may direct your vote by proxy without attending the annual meeting. You can vote by proxy over the Internet or by telephone until 11:59 p.m. (ET) on May 23, 2017 by following the instructions provided in the Notice. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

Voting by proxy card. If you requested a printed copy of the proxy materials, you may vote by returning a proxy card that is properly signed and completed. The shares represented by that card will be voted as you have specified.

Banks, brokers or other nominees. Shareholders who hold shares through a bank, broker or other nominee may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with the Notice or this proxy statement. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the annual meeting.

401(k) savings plan. An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares by 11:59 p.m. (ET) on May 21, 2017, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

Proxies

Jeffery W. Yabuki, President and Chief Executive Officer, and Lynn S. McCreary, Chief Legal Officer and Secretary, have been selected by the board of directors as proxy holders and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies.

If nothing is specified, the proxies will be voted: “FOR” each of the board’s nominees for director; “FOR” proposals two and four; “1 YEAR” for proposal three; and “AGAINST” proposal five, if properly presented at the annual meeting.

Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

You may revoke your proxy at any time before it is exercised by doing any of the following:

• entering a new vote using the Internet or by telephone

• giving written notice of revocation to Lynn S. McCreary, Chief Legal Officer and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045

• submitting a subsequently dated and properly completed proxy card

• attending the annual meeting and voting in person

However, if your shares are held of record by a bank, broker or other nominee, you must obtain a proxy issued in your name from the record holder.

Quorum

The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Holders of shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve a proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed, in our sole discretion, in order to permit the further solicitation of proxies.

07	2017 Proxy Statement

Required Vote

Proposal		Voting Standard
1.	Election of directors	A director will be elected if the number of shares voted “for” that director’s election exceeds the number of votes cast “withheld” with respect to that director’s election.
2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	To be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
3.	To approve, on an advisory basis, the frequency of holding a shareholder advisory vote on the compensation of our named executive officers in accordance with Section 14A of the Exchange Act	The alternative receiving the greatest number of votes – every one, two or three years – will be the frequency that shareholders approve on an advisory basis.
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017	To be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
5.	To vote on a shareholder proposal seeking an amendment to our proxy access by-law, if properly presented at the annual meeting	To be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.

For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

08	2017 Proxy Statement

     Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 14, 2017 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	30,526,773	14.3%

The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	20,527,961	9.6%

BlackRock, Inc.(6) 55 East 52nd Street New York, New York 10055	15,357,733	7.2%

Jeffery W. Yabuki	2,602,437	1.2%

Robert W. Hau	—	*

Thomas J. Hirsch(7)	44,033	*

Mark A. Ernst	468,785	*

Devin B. McGranahan	15,000	*

Byron C. Vielehr	128,134	*

Alison Davis	6,412	*

Daniel P. Kearney	65,735	*

John Y. Kim	359	*

Dennis F. Lynch	21,521	*

Denis J. O’Leary	74,315	*

Glenn M. Renwick	142,608	*

Kim M. Robak	70,602	*

JD Sherman	3,841	*

Doyle R. Simons	81,799	*

Thomas C. Wertheimer	61,316	*

All directors and executive officers as a group (19 people)	4,015,220	1.8%

* Less than 1%.

(1)   Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)   All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to

`

       this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

       Includes stock options, which, as of March 14, 2017, were exercisable currently or within 60 days: Mr. Yabuki – 2,255,734; Mr. Hirsch – 29,606; Mr. Ernst – 411,246; Mr. Vielehr – 118,405;

09	2017 Proxy Statement

Ms. Davis – 4,842; Mr. Kearney – 29,387; Mr. Lynch – 16,271; Mr. O’Leary – 37,045; Mr. Renwick – 48,265; Ms. Robak – 28,647; Mr. Sherman – 1,393; Mr. Simons – 47,385; Mr. Wertheimer – 43,169; and all directors and executive officers as a group – 3,244,734.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 6,992; Ms. Davis – 1,486; Mr. Kearney – 13,556; Mr. Lynch – 5,250; Mr. O’Leary – 11,866; Mr. Renwick – 15,356; Ms. Robak –7,404; Mr. Simons – 15,356; and all directors and executive officers as a group – 70,274.

Also includes shares eligible for issuance pursuant to the non-employee director deferred compensation plan: Mr. Kearney – 13,448; Mr. Kim – 359; Mr. O’Leary – 16,502; Mr. Renwick – 19,713; Ms. Robak – 7,479; Mr. Simons – 17,808; and all directors as a group – 75,309.

Mr. Kearney is a trustee of the Daniel and Gloria Kearney Foundation which holds 3,400 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 60,214 shares of our common stock. As a trustee, Mr. Kearney or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)	On March 14, 2017, there were 213,687,143 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 7, 2017 with the Securities and

Exchange Commission, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser and with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 8,675,688 of the securities and sole dispositive power over 30,526,773 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 13, 2017 with the Securities and Exchange Commission, which indicates that the Vanguard Group exercises sole voting power over 340,382 of the securities, shared voting power over 53,513 of the securities, sole dispositive power over 20,135,762 of the securities and shared dispositive power over 392,199 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 278,986 of the securities as a result of VFTC serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 174,609 of the securities as a result of VIA serving as investment manager of Australian investment offerings.

(6)	Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 24, 2017 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, BlackRock exercises sole voting power over 13,250,362 of the securities and sole dispositive power over 15,357,733 of the securities.

(7)	Mr. Hirsch served as our chief financial officer and treasurer until March 14, 2016 and is not included in the amounts shown above for all directors and executive officers as a group.

10	2017 Proxy Statement

     Proposal 1. Election of Directors

Our Board of Directors

All directors will be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.

All of the nominees for election as director at the annual meeting are incumbent directors. No nominee for director has been nominated pursuant to any agreement or understanding between us and any person, and there are no family relationships among any of our directors or executive officers. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the tendered resignation, and the committee will recommend to the board whether to accept or reject it. Following the board’s decision, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation.

11	2017 Proxy Statement

Nominees for Election

Each person listed below is nominated for election to serve as a director until the next annual meeting of shareholders and until his or her successor is elected and qualified. The board of directors recommends that you vote “FOR” each of its nominees for director.

Alison Davis, 55 • Director since 2014 • Audit Committee member • Principal occupation: Advisor, Fifth Era • Experience in global financial services, corporate strategy and financial management

Ms. Davis is an advisor to Fifth Era, a firm that invests in and incubates early stage technology companies, and previously served as its Managing Partner from 2011 to 2015. Prior to Fifth Era, she was the Managing Partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, from 2004 to 2010. Prior to joining Belvedere, she served as Chief Financial Officer for Barclays Global Investors, an institutional asset manager that is now part of BlackRock, Inc., from 2000 to 2003, a senior partner at A.T. Kearney, Inc., a leading global management consulting firm, from 1993 to 2000, and a consultant at McKinsey & Company, another leading global management consulting firm, from 1984 to 1993.

In the past five years, in addition to Fiserv, Ms. Davis has served as a director at the following publicly traded companies: Royal Bank of Scotland Group plc (current), a British bank holding company, Unisys Corporation (current), a global information technology company, Ooma, Inc. (current), a consumer telecommunications company, Diamond Foods, Inc. (former), a packaged food company, and Xoom Corporation (former), a digital money transfer provider.

The board concluded that Ms. Davis should be a director of the company because of her extensive experience in global financial services, corporate strategy and financial management.

John Y. Kim, 56 • Director since 2016 • Audit Committee member • Principal occupation: President, New York Life Insurance Company • Experience in the financial services industry

Mr. Kim has served as President of New York Life Insurance Company, a mutual life insurance company, since 2015. Since 2008, Mr. Kim served in various other positions at New York Life, including as its Chief Investment Officer from 2011 to 2015; President of the Investments Group from 2012 to 2015; and Chief Executive Officer and President of New York Life Investments from 2008 to 2012. Prior to joining New York Life in 2008, Mr. Kim was President of Prudential Retirement, a provider of retirement plan solutions, and its predecessor organization, CIGNA Retirement and Investment Services, from 2002 to 2007. Mr. Kim also served as Chief Executive Officer of Bondbook, an electronic bond trading company, from 2001 to 2002; President and CEO of Aeltus Investment Management Inc., now known as ING Investment Management Company, from 1994 to 2000; and Managing Director of Mitchell Hutchins Asset Management, Inc., now part of UBS Global Asset Management, from 1993 to 1994.

Mr. Kim also currently serves as a director of New York Life Insurance and Annuity Corporation, a wholly owned life insurance subsidiary of New York Life and registered investment company.

Mr. Kim was recommended to the nominating and corporate governance committee by one of the company’s independent directors. The board concluded that Mr. Kim should be a director of the company because of his extensive experience in the financial services industry.

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Dennis F. Lynch, 68

•  Director since 2012

•  Compensation Committee and

   Nominating and Corporate

   Governance Committee

   member

•  Principal occupation:

   Chairman, Cardtronics plc

•  Experience in the payments industry

Mr. Lynch is Chairman of Cardtronics plc, a publicly traded company and the largest owner and operator of retail ATMs worldwide. He was appointed Chairman in 2010 and has served as a director of Cardtronics since 2008. Mr. Lynch was also the founding Chairman and, from 2009 to 2015, a board member of the Secure Remote Payments Council, a cross-industry organization dedicated to accelerating the growth, development and market adoption of more secure e-commerce and mobile payments. He previously served as: Chairman and Chief Executive Officer of RightPath Payments, Inc. from 2005 to 2008; a director of Open Solutions, Inc. from 2005 to 2007; President and Chief Executive Officer of NYCE Corporation from 1996 to 2004; and Chairman of Yankee 24 ATM Network from 1988 to 1990.

In the past five years, in addition to Fiserv, Mr. Lynch has served as a director of Cardtronics plc (current).

The board concluded that Mr. Lynch should be a director of the company because he has over 30 years of experience in the payments industry and is a leader in the introduction and growth of payment solutions.

Denis J. O’Leary, 60

•  Director since 2008

•  Audit Committee and

   Nominating and Corporate

   Governance Committee member

•  Principal occupation:

   Investor

•  Experience in the banking,

   technology and information services

   industries

Mr. O’Leary is a private investor, and from 2009 to 2015, he served as Managing Partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Lab Morgan, and, from 1994 to 2003, Executive Vice President.

Mr. O’Leary also currently serves as a director at CrowdStrike, Inc., a privately held computer security software company, Hamilton State Bancshares, Inc., a privately held bank holding company, and The Warranty Group, Inc., a privately held provider of extended warranty programs and related benefits.

The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge and experience in the banking, technology and information services industries.

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Glenn M. Renwick, 61

•  Director since 2001

•  Compensation Committee chair

•  Principal occupation:

   Executive Chairman, The

   Progressive Corporation

•  Experience in business leadership

   and information technology

Mr. Renwick is Executive Chairman of The Progressive Corporation, a publicly traded property and casualty insurance company, and also served as its President and Chief Executive Officer from 2001 to 2016. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida.

In the past five years, in addition to Fiserv, Mr. Renwick has served as a director at the following publicly traded companies: The Progressive Corporation (current) and UnitedHealth Group Incorporated (current), a provider of health insurance.

The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with information technology experience.

Kim M. Robak, 61 • Director since 2003 • Nominating and Corporate Governance Committee chair • Principal occupation: Partner at Mueller Robak, LLC • Experience in law, government and technology

Ms. Robak has been a partner at Mueller Robak, LLC, a government relations firm, since 2004. Prior to that, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. Prior to 1991, Ms. Robak was a partner at the law firm Rembolt Ludtke Milligan and Berger. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska.

Ms. Robak also currently serves as a director at Ameritas Mutual Holding Company, a privately held provider of life insurance, annuities, and mutual funds, Ameritas Life Insurance Corporation, a privately held life insurance company, and Union Bank & Trust Company, a privately held financial institution.

The board concluded that Ms. Robak should be a director of the company because she is an accomplished businessperson who brings a variety of experiences to the board through her work in law, government and technology.

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JD Sherman, 51

•  Director since 2015

•  Audit Committee member

•  Principal occupation:

   President and Chief Operating

   Officer, HubSpot, Inc.

•  Experience in financial management

   and the information technology

   industry

Mr. Sherman has served as Chief Operating Officer of HubSpot, Inc., a publicly traded provider of marketing software, since 2012 and as its President since 2014. Prior to joining HubSpot, Mr. Sherman was Chief Financial Officer of Akamai Technologies, Inc., a provider of content delivery network services, from 2005 to 2012. From 1990 to 2005, Mr. Sherman served in various positions at International Business Machines Corporation, an information technology company.

In the past five years, in addition to Fiserv, Mr. Sherman has served as a director of Cypress Semiconductor Corporation (former), a publicly traded provider of programmable technology solutions. He also previously served as a director of 3Com Corporation, a former global enterprise networking solutions provider, and AMIS Holdings, Inc., a former designer and manufacturer of mixed-signal and digital products for the automotive, medical, industrial, military and aerospace sectors.

The board concluded that Mr. Sherman should be a director of the company because of his strong financial management experience in the information technology industry.

Doyle R. Simons, 53

•  Director since 2007

•  Compensation Committee

   member

•  Principal occupation:

   President and Chief Executive

   Officer, Weyerhaeuser Company

•  Experience in senior management,

   financial and legal matters

Mr. Simons is President and Chief Executive Officer of Weyerhaeuser Company, a publicly traded company focused on timberlands and forest products. Prior to joining Weyerhaeuser in 2013, Mr. Simons served in a variety of roles for Temple-Inland, Inc., a formerly publicly traded manufacturing company focused on corrugated packaging and building products which was acquired in 2012. From 2007 to early 2012, he served as the Chairman and Chief Executive Officer; from 2005 to 2007, he was Executive Vice President; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as Director of Investor Relations.

In the past five years, in addition to Fiserv, Mr. Simons has served as a director at the following publicly traded companies: Weyerhaeuser Company (current) and Temple-Inland, Inc. (former).

The board concluded that Mr. Simons should be a director of the company because he is an accomplished businessperson with diverse experiences in senior management, financial and legal matters.

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Jeffery W. Yabuki, 57

•  Director since 2005

•  Principal occupation:

   President and Chief Executive

   Officer, Fiserv, Inc.

•  Experience in senior management

   positions including as chief

   executive officer of the company

Mr. Yabuki has served as our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc.

Mr. Yabuki also currently serves as a director at Ixonia Bancshares, Inc., a privately held bank holding company.

The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience and serves as the chief executive officer of the company.

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Corporate Governance

At a Glance

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Daniel P. Kearney Chairman of the Board

Alison Davis

John Y. Kim

Dennis F. Lynch

Denis J. O’Leary

Glenn M. Renwick			C

Kim M. Robak				C

JD Sherman

Doyle R. Simons

Thomas C. Wertheimer		C

Jeffery W. Yabuki

C = Committee Chair

Director Independence

Our board of directors has determined that Alison Davis, Daniel P. Kearney, John Y. Kim, Dennis F. Lynch, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, JD Sherman, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Prior to his resignation on June 21, 2016, our board of directors also determined that Christopher M. Flink was independent within the meaning of that rule. Mr. Yabuki is not independent because he is a current employee of Fiserv.

Board Meetings and Attendance

During our fiscal year ended December 31, 2016, our board of directors held eight meetings. Each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Our directors meet in executive session without management present at each regular meeting of the board of directors.

Directors are expected to attend each annual meeting of shareholders. All of the directors serving on the board at the time of our 2016 annual meeting of shareholders attended the meeting.

The board of directors considers the performance of the board and of individual directors, and each committee of the board reviews its performance, on an annual basis.

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Board Leadership

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings and presides over meetings of the full board.

Our board recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our board believes that having separate positions provides a clear delineation of responsibilities for each position and enhances the ability of each leader to discharge his duties effectively which, in turn, enhances our prospects for success.

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Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. The directors currently serving on these committees satisfy the independence requirements of the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee and compensation committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at http://investors.fiserv.com/corporate-governance.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee

Mr. Wertheimer (Chair) Ms. Davis Mr. Kim (as of February 22, 2017) Mr. O’Leary Mr. Sherman Number of Meetings held in 2016: 7

Duties:

The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent registered public accounting firm. Each of the members of the audit committee is independent, as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that Ms. Davis and Messrs. Kim, O’Leary, Sherman and Wertheimer are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Mr. Renwick (Chair) Mr. Lynch Mr. Simons Number of Meetings held in 2016: 5

Duties:

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The compensation committee’s responsibilities include: approval of executive officer compensation and benefits; administration of our equity incentive plans including compliance with executive stock ownership requirements; and approval of severance or similar termination payments to executive officers. Each of the members of the compensation committee is a non-employee director and “independent” as defined by applicable NASDAQ rules. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and their role, and management’s role, in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining and Structuring Compensation – Determining Compensation.”

Nominating and Corporate Governance Committee

Ms. Robak (Chair) Mr. Lynch Mr. O’Leary Number of Meetings held in 2016: 4

Duties:

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. The nominating and corporate governance committee also oversees our corporate governance policies and practices. Each of the members of the nominating and corporate governance committee is independent as defined by applicable NASDAQ rules.

19	2017 Proxy Statement

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it believes appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that a majority of our board of directors should have diverse backgrounds with outstanding business experience, proven ability and significant accomplishments through other enterprises to enable the board of directors to represent a broad set of capabilities and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director candidate on a case-by-case basis regardless of who recommended the candidate. The committee will consider shareholder-recommended director candidates in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. Recommendations for consideration by the committee must be submitted in writing to the chairman of the board and/or president and the chairman of the nominating and corporate governance committee together with appropriate biographical information concerning each proposed candidate. The committee does not evaluate shareholder-recommended director candidates differently than any other director candidate.

In 2016, we amended our by-laws to include a provision pursuant to which a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of our outstanding shares may nominate and include in our proxy material director nominees constituting up to 20% of our board of directors – so called

20	2017 Proxy Statement

“proxy access.” Alternatively, a shareholder may nominate director nominees under our by-laws that the shareholder does not intend to have included in our proxy materials. In either case, such shareholders must comply with the procedures set forth in our by-laws, including that the shareholders and nominees satisfy the requirements in our by-laws and our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at an annual meeting of shareholders. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2016. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals and director nominations, including the dates by which notices must be received, are described below under the heading “Other Matters – Shareholder Proposals for the 2018 Annual Meeting.”

Risk Oversight

Our management is responsible for managing risk, and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is addressing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive and other risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance and condition in an effort to understand financial risks faced by the company. Furthermore, at each meeting, the board receives a cybersecurity update from our chief executive officer, chief risk officer, chief information officer or chief legal officer, or a combination of the foregoing, in each case depending on the focus of the matters under review.

As discussed above, the positions of chief executive officer and Chairman are held by different individuals. We believe a separate Chairman position enhances the effectiveness of our board’s risk oversight function by providing leadership to the board that is independent from those tasked with managing the risk profile of our company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including:

•	coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures;

•	administering our code of business conduct and ethics;

•	reviewing legal and regulatory matters that could have a material impact on the financial statements;

•	considering and approving related party transactions as required by our related party transactions policy; and

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

At each of its quarterly meetings, the audit committee receives reports from our chief audit executive regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our chief compliance officer and chief risk officer. Our chief risk officer leads our enterprise risk and resilience group which operates Fiserv’s enterprise risk management program. The program encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance and information security across all Fiserv businesses and support functions.

Our compensation committee regularly receives reports about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks.

The nominating and corporate governance committee also works closely with our chief legal officer and the members of the board to seek to manage risks associated with director and executive officer succession, the independence of the directors, conflicts of interest and other corporate governance related matters.

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Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Chief Legal Officer and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy requiring that any related person transaction that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act be reviewed and approved by our audit committee or, if the audit committee is not able to review the transaction for any reason, a majority of our disinterested directors. Compensation matters regarding our executive officers or directors are reviewed and approved by our compensation committee. The policy also provides that, at least annually, any such ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to affirm the continuing desirability of and need for the related person arrangement.

All relevant factors with respect to a proposed related person transaction will be considered, and such a transaction will only be approved if it is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

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Director Compensation

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at peer companies

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices

•	Where possible, provide flexibility in form and timing of payments

Elements of Director Compensation

The compensation committee of the board of directors reviews non-employee director compensation every other year and considers our financial performance, general market conditions and non-employee director compensation at the peer group companies set forth below under “Compensation Discussion and Analysis – Structuring Compensation – Peer Group.”

We believe that the following components of our director compensation program support the objectives above:

•	We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•	To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $145,000 in addition to the standard board retainer. The Chairman receives equity grants in the same manner as the other non-employee directors.

•	Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

•	Our stock ownership policy requires non-employee directors to own shares of our common stock having a total value equal to six times the annual board retainer amount.

•	We maintain a non-employee director deferred compensation plan that provides directors with flexibility in managing their compensation and promotes alignment with the interests of our shareholders. This plan allows directors to defer all or a part of their cash retainers in hypothetical shares of our common stock until their service on the board ends.

•	Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

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Non-Employee Director Deferred

Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights.

Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”) and count against that plan’s share reserve.

Stock Ownership Requirements

Under our stock ownership policy, non-employee directors are required to accumulate and hold our common stock having a market value equal to at least six times the amount of the annual board retainer.

Non-employee directors have five years after they become subject to the policy to meet the ownership requirements provided that interim ownership milestones are achieved during the five-year period. All non-employee directors are in compliance with our stock ownership policy.

Director Compensation Program

Our 2016 non-employee director compensation program is summarized below on an annualized basis:

Element of Compensation	2016

Board Retainer	$78,000

Chairman’s Retainer(1)	145,000

Committee Retainer

Audit	15,000

Compensation	15,000

Nominating and Corporate Governance	15,000

Committee Chair Retainer(1)

Audit	10,000

Compensation	10,000

Nominating and Corporate Governance	10,000

Equity Awards ($)(2)

Stock Options	86,000

Restricted Stock Units	86,000

(1)	The Chairman’s retainer is in addition to the standard board retainer, and the committee chair retainer is in addition to the standard committee retainer.

(2)	Upon being elected as a director at our annual meeting of shareholders in 2016, each non-employee director received stock options and restricted stock units each having approximately $86,000 in value.

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2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Alison Davis(3)	93,000	86,066	86,007	265,073

Christopher M. Flink(4)	51,330	86,066	86,007	223,403

Daniel P. Kearney(5)	223,000	86,066	86,007	395,073

John Y. Kim(6)	36,880	73,350	73,308	183,538

Dennis F. Lynch(7)	94,875	86,066	86,007	266,948

Denis J. O’Leary(8)	108,000	86,066	86,007	280,073

Glenn M. Renwick(9)	103,000	86,066	86,007	275,073

Kim M. Robak(10)	103,000	86,066	86,007	275,073

JD Sherman(11)	93,000	86,066	86,007	265,073

Doyle R. Simons(12)	93,000	86,066	86,007	265,073

Thomas C. Wertheimer(13)	103,000	86,066	86,007	275,073

(1)   This column includes the following amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. Kim ($36,880); Mr. O’Leary ($108,000); Mr. Renwick ($103,000); Ms. Robak ($51,500); and Mr. Simons ($93,000).

(2)   We granted each non-employee director, other than Mr. Kim, a number of restricted stock units determined by dividing $86,000 by $102.46, the closing price of our common stock on May 18, 2016, the date of the grant, rounded up to the next whole restricted stock unit. Mr. Kim joined the board on July 11, 2016 and we granted him a pro rata number of restricted stock units based on the number of days between his date of election and the date of our next annual meeting of shareholders and using the closing price of our common stock on July 11, 2016 of $110.30. Accordingly, each non-employee director, other than Mr. Kim, received 840 restricted stock units, and Mr. Kim received 665 restricted stock units. The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

We granted each non-employee director, other than Mr. Kim, a number of stock options determined by dividing $86,000 by a binomial valuation of an option of one share of our common stock on May 18, 2016, the grant date, rounded up to the next whole option. We granted Mr. Kim a pro rata number of stock options based on the number of days between the date of his election and the date of our next annual meeting of shareholders and using the binomial valuation of an option of one share of our common stock on July 11, 2016, the grant date. Accordingly, we granted an option to purchase 2,589 shares of our common stock at an exercise price of $102.46 to each non-employee director, other than Mr. Kim, and an option to purchase 2,050 shares of our common stock at an exercise price of $110.30 to Mr. Kim. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2016.

(3)   As of December 31, 2016, Ms. Davis held 7,431 options to purchase shares of our common stock, 4,842 of which were vested, and 840 unvested restricted stock units.

(4)   On May 18, 2016, Mr. Flink received a grant of restricted stock units and stock options in the manner described in footnote (2) above. Upon Mr. Flink’s resignation from our board of directors on June 21, 2016, these awards

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terminated without vesting. As of December 31, 2016, Mr. Flink did not hold any options to purchase shares of our common stock or restricted stock units.

(5)   As of December 31, 2016, Mr. Kearney held 39,634 options to purchase shares of our common stock, 37,045 of which were vested, and 840 unvested restricted stock units.

(6)   Mr. Kim’s cash compensation includes pro rata compensation for service on the board beginning in the third quarter of 2016. As of December 31, 2016, Mr. Kim held 2,050 options to purchase shares of our common stock, none of which were vested, and 665 unvested restricted stock units.

(7)   Mr. Lynch’s cash compensation includes pro rata compensation for service on the nominating and corporate governance committee beginning in the fourth quarter of 2016. As of December 31, 2016, Mr. Lynch held 18,860 options to purchase shares of our common stock, 16,271 of which were vested, and 840 unvested restricted stock units.

(8)   As of December 31, 2016, Mr. O’Leary held 48,288 options to purchase shares of our common stock, 45,699 of which were vested, and 840 unvested restricted stock units.

(9)   As of December 31, 2016, Mr. Renwick held 50,854 options to purchase shares of our common stock, 48,265 of which were vested, and 840 unvested restricted stock units.

(10) As of December 31, 2016, Ms. Robak held 31,236 options to purchase shares of our common stock, 28,647 of which were vested, and 840 unvested restricted stock units.

(11) As of December 31, 2016, Mr. Sherman held 3,982 options to purchase shares of our common stock, 1,393 of which were vested, and 840 unvested restricted stock units.

(12) As of December 31, 2016, Mr. Simons held 49,974 options to purchase shares of our common stock, 47,385 of which were vested, and 840 unvested restricted stock units.

(13) As of December 31, 2016, Mr. Wertheimer held 50,854 options to purchase shares of our common stock, 48,265 of which were vested, and 840 unvested restricted stock units.

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     Proposal 2. Advisory Vote to Approve Executive Compensation

Background

We are conducting a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in accordance with Section 14A of the Exchange Act (commonly referred to as “Say-on-Pay”). Our shareholders previously expressed a preference that we hold Say-on-Pay votes on an annual basis, and our board of directors accordingly determined to hold Say-on-Pay votes every year until the next required advisory vote on the frequency of future Say-on-Pay votes.

Proposed Resolution

We encourage shareholders to review the Compensation Discussion and Analysis section of this proxy statement as well as the tabular and narrative disclosure under the heading “Executive Compensation.” Our compensation program for named executive officers is designed to create long-term shareholder value by rewarding performance and includes the following key factors for 2016:

•  We delivered solid results in 2016 highlighted by GAAP revenue growth of 5% and internal revenue growth of 4% compared to 2015 and a 39% and 14% increase in GAAP earnings per share and adjusted earnings per share, respectively, over 2015. Net cash provided by operating activities and free cash flow also increased 6% and 8%, respectively, compared to the prior year. We made progress in strategic areas that we believe will enhance our future results, and we continued to enhance our level of competitive differentiation which we believe is essential to sustaining future growth. Internal revenue growth, adjusted earnings per share and free cash flow are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and reconciliations to the most directly comparable GAAP measures.

•  Our compensation committee seeks to structure compensation that incentivizes our leaders to strive for market-leading performance, which we expect will transfer into long-term value for our shareholders, and is balanced by the risk of lower performance-based compensation when we do not meet our performance objectives.

•  We have: (i) a stock ownership policy that requires our executive officers to maintain a substantial investment in Fiserv; (ii) a policy that prohibits executive officers from hedging or pledging our stock; and (iii) a compensation recoupment, or “clawback,” policy, all of which we believe align the interests of our named executive officers with those of our shareholders.

•  In 2016, we amended the employment agreements with our chief executive officer to eliminate the excise tax gross-up provisions in those agreements. We do not have excise tax gross-up arrangements with any of our other executive officers, and we have a policy not to enter into such arrangements in the future.

•  We provided compensation in the form of cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial, operating and strategic performance by delivering incremental value to executive officers to the extent our stock price increases over time. Specifically:

•  Our compensation committee began granting performance share units to certain executive officers. The number of shares issued at vesting is determined by the company’s achievement of pre-determined performance goals over a three-year period.

•  Not including the grant of performance share units to our chief executive officer in 2016 in connection with the amendment to his employment agreement:

•  Approximately three-quarters of the compensation that we paid to our named executive officers was in the form of equity, and

•  Almost two-thirds of the aggregate equity awards granted to our named executive officers were in the form of stock options, which deliver value only to the extent that the price of our stock increases, and performance share units.

•  We generally did not provide perquisites to our named executive officers in 2016.

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The board endorses the compensation of our named executive officers and recommends that you vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under the heading ’Compensation Discussion and Analysis’ and in the tabular and narrative disclosures under the heading ’Executive Compensation.’”

Vote Required, Effect of Vote and Recommendation of the Board of Directors

To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, the number of votes cast “for”

the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of this proposal.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee will carefully consider the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results.

The board of directors recommends that you vote ”FOR” Proposal 2.

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Compensation Discussion and Analysis

Executive Summary

Named Executive Officer	Title
Jeffery W. Yabuki	President and Chief Executive Officer

Robert W. Hau	Chief Financial Officer and Treasurer

Thomas J. Hirsch	Former Chief Financial Officer and Treasurer

Mark A. Ernst	Chief Operating Officer

Devin B. McGranahan	Group President, Billing and Payments Group

Byron C. Vielehr	Group President, Depository Institution Services Group

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding our executive compensation philosophy, how we determine and structure executive compensation, including the factors we consider in making compensation decisions, and our executive compensation policies. The Compensation Discussion and Analysis focuses on the compensation of the executive officers identified above (our “named executive officers”).

Several important changes occurred in 2016, including that Mr. Hau began serving as our chief financial officer and treasurer on March 14, 2016, following Mr. Hirsch’s retirement from that position. Mr. Hirsch remained at the company to assist our chief executive officer with special projects and the transition to his successor until his departure on March 31, 2017. In addition, Mr. McGranahan joined Fiserv on October 31, 2016 as a group president.

Our Business

Our mission is to provide integrated technology and services solutions that enable best-in-class results for our clients. We pursue this goal with strategies focused on innovative product development, service quality, improved cost effectiveness, aggressive solicitation of new clients and disciplined capital deployment, including strategic acquisitions and divestitures. We face significant competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that executive officer compensation can be used to help us achieve our objectives by “paying for performance,” thereby aligning the interests of our executive officers with those of our shareholders

2016 Business Highlights

We delivered solid results in 2016 highlighted by GAAP revenue growth of 5% and internal revenue growth of 4% compared to 2015 as well as GAAP earnings per share of $4.15 and adjusted earnings per share of $4.43. This represents a 39% and 14% increase in GAAP earnings per share and adjusted earnings per share, respectively, over 2015. We also had net cash provided by operating activities of $1.43 billion and free cash flow of $1.08 billion in 2016, a 6% and 8% increase, respectively, compared to the prior year. We made progress in strategic areas that we believe will enhance our future results, and we continued to enhance our level of competitive differentiation which we believe is essential to sustaining future growth. Executive officer compensation for 2016 was paid or awarded in the context of these results.

Internal revenue growth, adjusted earnings per share and free cash flow are non-GAAP financial measures. See Appendix A to this proxy statement for information regarding these measures and reconciliations to the most directly comparable GAAP measures.

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Executive Compensation Practices

Our compensation program is designed to create long-term value for our shareholders by rewarding performance and sustainable growth. The table below summarizes our current compensation practices as well as those practices we have not implemented because we do not believe they advance the goals of our compensation program:

What We Do	What We Don’t Do

Our compensation committee seeks to structure compensation that incentivizes our leaders to strive for market-leading performance, which we expect will transfer into long-term value for our shareholders, and is balanced by the risk of lower performance-based compensation when we do not meet our performance objectives.	In 2016, we amended the employment agreements with our chief executive officer to eliminate the excise tax gross-up provisions in those agreements. We do not have excise tax gross-up arrangements with any of our other executive officers, and we have a policy not to enter into such arrangements in the future.

We provide cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial, operating and strategic performance by delivering incremental value to executive officers to the extent our stock price increases over time.	We don’t provide separate pension programs or a supplemental executive retirement plan to our named executive officers.
We generally don’t provide personal-benefit perquisites to our named executive officers.

In 2016, we began granting performance share units to certain executive officers. The number of shares issued at vesting is determined by the achievement of pre-determined performance goals over a three-year period.

We have a stock ownership policy that requires our executive officers to acquire and maintain a significant amount of Fiserv equity to further align their interests with those of our long-term shareholders.

We have a policy that prohibits our executive officers from hedging or pledging Fiserv stock.

We have a compensation recoupment, or “clawback,” policy.

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2016 Compensation Matters

For 2016, we paid cash incentive awards to named executive officers below target because although we exceeded our target adjusted earnings per share and, if applicable, target consolidated net operating profit performance goals, our internal revenue growth results were below target.

Messrs. Hau and McGranahan received equity incentive awards in 2016 as an inducement to join our company and to immediately and strongly align their interests with those of our shareholders. The other named executive officers received annual equity incentive awards in 2016 at or above target levels, which included performance share units in the case of Messrs. Ernst and Vielehr. In addition, Mr. Yabuki received a grant of performance share units in 2016 in connection with the amendment of his employment agreement which extended his employment term for at least three more years and eliminated his excise tax gross-up benefit.

Not including the grant of performance share units to our chief executive officer in 2016, approximately three-quarters of the compensation we paid to our named executive officers was in the form of equity and almost two-thirds of the aggregate equity awards granted to our named executive officers were in the form of stock options, which deliver value only to the extent that the price of our stock increases, and performance share units. In addition, more than one-quarter of the aggregate annual equity awards granted to Messrs. Ernst and Vielehr were in the form of performance share units which vest only upon the achievement of performance goals over a three-year performance period.

Recent Developments

In 2016, our compensation committee began granting performance share units to certain executive officers. For certain executive officers, the performance share units represent additional compensation; for others they change the overall mix of equity incentive awards granted. The performance share units granted in 2016 have a three-year performance period. The number of shares issued at vesting will be determined by the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations over the three-year period, and will range from 0% to 200% of the target award. In addition, in 2016, we entered into amendments to the employment agreement and key executive employment and severance agreement with our chief executive officer. Under the amendments, he will continue to serve as our president and chief executive officer for at least another three-year term, and we eliminated the excise tax gross-up provisions in his agreements.

Determining and Structuring Compensation

Compensation Philosophy and Objectives

Our executive officers are critical to our long-term success; therefore, we need to be competitive with companies that require talent aligned to our product, technology and service roadmaps. We seek to pay our executive officers at levels that are competitive with other employers, both within and outside of our industry, to secure the best talent possible for all our stakeholders. Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee seeks to structure compensation that incentivizes our leaders to strive for market-leading performance, which we expect will transfer into long-term value for our shareholders, and is balanced by the risk of lower performance-based compensation when we do not meet our performance objectives. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices.

The goal of our executive compensation program is the same as our goal for operating our company: to create long-term value for our shareholders and clients. To this end, we design our compensation program to reward our executive officers for sustained financial, operating and strategic performance, to align their interests with those of our shareholders, and to encourage them to remain with the company for long and productive careers.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for:

•	approving executive officer compensation

•	approving compensation programs and plans in which our executive officers participate

•	reviewing compensation-related risk

•	administering our equity incentive plans including compliance with executive stock ownership requirements

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•	approving severance or similar termination payments to executive officers

•	overseeing regulatory compliance with respect to compensation matters

With respect to executive officers, at the beginning of each year, the compensation committee sets base salaries, approves cash incentive awards for the prior year’s performance, approves equity incentive awards, and establishes objective performance targets.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of executive officers other than himself, although performance measures included in his recommendations may apply generally to all executive officers. For example, when formulating recommendations to the compensation committee regarding the compensation of a group president, our chief executive officer considers, among other factors, the group’s internal revenue growth, net operating profit, strategic progress, talent development, operational excellence and market data. Our chief executive officer annually completes a self-appraisal of his performance. For 2016, his self-appraisal focused on strategic impact, growth, talent development, risk management and financial results. The appraisal, and the recommendations of the nominating and corporate governance committee, which administers the annual evaluation of the chief executive officer by the board, is considered by the committee in its annual review of our chief executive officer’s performance and compensation. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee deliberates on matters related specifically to his compensation.

Consultant’s Role

During 2016, the compensation committee engaged Meridian Compensation Partners, LLC (“Meridian”) to advise the committee regarding the design elements of a performance-based equity compensation program. In addition, Meridian provided management with market compensation data and assistance with tally sheet calculations. Management also obtained market compensation data from Willis Towers Watson in 2016 pursuant to a standard data subscription. As further described herein, management used this market data to make recommendations to the committee regarding compensation matters. The committee concluded that management’s work with Meridian did not impair Meridian’s ability to provide independent advice regarding executive compensation matters because of the de minimis revenue associated with the services that Meridian provided and Meridian’s policies and procedures ensuring independence.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Shareholder Advisory Vote on Named Executive Officer Compensation

At our 2016 annual meeting, our shareholders approved, by approximately 96% of the votes cast, the compensation of our named executive officers as disclosed in our 2016 proxy statement. The compensation committee considered the results of the 2016 advisory vote at its meeting in February 2017. Because a substantial majority of our shareholders approved the compensation program described in the proxy statement for the 2016 annual meeting, the compensation committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote. The compensation committee will continue to consider the results of shareholder advisory votes about our named executive officer compensation.

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Structuring Compensation

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2016 were base salary, annual cash incentive awards and equity incentive awards.

Type	Elements	Description
Short-Term Compensation	Base Salary	• • •	Fixed annual amount Provides a level of income security Used to determine pay-based incentives

	Annual Cash Incentive	•	Annual cash award based on achievement of defined performance metrics
Long-Term Compensation	Stock Options and Restricted Stock Units	•	Equity grants that vest over a period of several years

	Performance Share Units	•	Equity grants where the number of shares issued at vesting is determined by the achievement of pre-determined financial performance goals

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers market data, an executive officer’s scope of responsibilities, the market value of their experience, overall effectiveness, and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

In 2016, we provided compensation to our named executive officers in the form of time-vesting stock options and restricted stock units and, in some cases, performance share units. Stock options deliver compensation to an executive officer only to the extent our stock price increases over the term of the award. Restricted stock units are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest. The number of shares issued pursuant to performance share units is determined by the achievement of pre-determined performance goals.

We believe that the grants of stock options and restricted stock units in 2016 effectively balanced our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers. Furthermore, we believe the introduction of performance share units in 2016 reinforces our pay-for-performance philosophy by emphasizing the relationship between compensation and the achievement of long-term performance objectives. Equity awards support our objective of aligning our executive officers’ interests with those of our shareholders by tying the value of this component of compensation to changes in shareholder value.

When making equity award decisions, we do not consider existing equity ownership because we do not want to discourage executive officers from holding significant amounts of our common stock. We also do not review realized compensation from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should impact current compensation decisions.

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Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Components	Objectives
Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.
Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and align the interests of our executive officers and shareholders. In 2016, we also began granting equity awards with multi-year performance periods to further promote the achievement of long-term performance objectives linked to our enterprise strategic goals.
Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention and rewards our executive officers if we succeed.

Peer Group

To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee may also consider, among other matters, market trends in executive compensation, the percentage that each component of compensation comprises of an executive officer’s total compensation and the executive officer’s tenure in position. The peer group that we used for 2016 and that the committee approved is set forth below:

Alliance Data Systems Corporation	Equifax Inc.	Paychex, Inc.
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Total System Services, Inc.
Convergys Corporation	Intuit Inc.	Unisys Corporation
Discover Financial Services	Jack Henry & Associates, Inc.	Visa Inc.
DST Systems, Inc.	MasterCard Incorporated	The Western Union Company
The Dun & Bradstreet Corporation	NCR Corporation

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We believe our peer group is comprised of companies comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that compete with us for managerial talent; companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; and other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization.

2016 Named Executive Officer Compensation

Base Salaries

We did not increase the base salaries of our named executive officers in 2016. We have not increased the base salary of our chief executive officer in the last eleven years. Mr. Hirsch’s base salary was reduced when he retired as our chief financial officer on March 14, 2016 to reflect the reduced scope of his responsibilities while remaining with the company.

Cash Incentive Awards

Certain Terminology

In this section of the proxy statement, we use a number of financial terms. Adjusted earnings per share, internal revenue growth and consolidated net operating profit are non-GAAP financial measures. See Appendix A to this proxy statement for a definition of these measures.

Messrs. Yabuki and Hau

The cash incentive payments to Messrs. Yabuki and Hau for 2016 were based on adjusted earnings per share and internal revenue growth. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in adjusted earnings per share and shareholder value. We use internal revenue growth because we believe that the long-term value of our enterprise depends on our ability to grow revenue without regard to acquisitions. For 2016, we set the target adjusted earnings per share performance goal at $4.34, which represented a 12% increase over our 2015 adjusted earnings per share. For 2016, we set the target internal revenue growth performance goal at 4.9% compared to internal revenue growth of 4.3% in 2015. For 2016, the threshold, target, maximum and actual amounts for Messrs. Yabuki and Hau were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (60%)	$4.18	$4.34	$4.57 or more	$4.43

Internal Revenue Growth (40%)	3.0%	4.9%	7.0% or more	3.7%

Award as a Percentage of Base Salary (on an annualized basis, as applicable)

J. Yabuki	88%	175%	350%	165%

R. Hau	55%	110%	220%	104%

Mr. Hirsch

Mr. Hirsch did not receive a cash incentive payment for 2016 given the reduced scope of his responsibilities once he retired as our chief financial officer on March 14, 2016.

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Mr. Ernst

The cash incentive payment to Mr. Ernst for 2016 was based on achievement of adjusted earnings per share, internal revenue growth and consolidated net operating profit. Similar to other named executive officers, these company-wide performance measures are designed to drive internal revenue growth and profitability. In addition, we use consolidated net operating profit because we believe Mr. Ernst has the ability to drive high quality revenue growth and effectively manage our costs through operational effectiveness programs. For 2016, the threshold, target, maximum and actual amounts for Mr. Ernst were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (30%)	$4.18	$4.34	$4.57 or more	$4.43

Internal Revenue Growth (40%)	3.0%	4.9%	7.0% or more	3.7%

Consolidated Net Operating Profit (in millions) (30%)	$1,669	$1,719	$1,815	$1,734

Award as a Percentage of Base Salary	68%	135%	270%	116%

Messrs. McGranahan and Vielehr

The cash incentive payment to each of Messrs. McGranahan and Vielehr for 2016 was based on the achievement of adjusted earnings per share, internal revenue growth, consolidated net operating profit and group-level results (group net operating profit and group adjusted revenue, equally weighted). Similar to other named executive officers, adjusted earnings per share, internal revenue growth and consolidated net operating profit are designed to drive internal revenue growth and profitability, and Mr. McGranahan and Mr. Vielehr have the ability to significantly impact those results as the president of our Billing and Payments Group and Depository Institution Services Group, respectively. We use the group-level results because we believe they are most relevant to, and can be most directly influenced by, Messrs. McGranahan and Vielehr. The adjusted earnings per share, internal revenue growth and consolidated net operating profit threshold, target and maximum goals for Messrs. McGranahan and Vielehr were set at the same levels set forth above for our other named executive officers. With respect to group net operating profit and group adjusted revenue, we set the performance goal levels for each of Mr. McGranahan and Mr. Vielehr such that we believed that it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target could be achieved. For 2016, the threshold, target, maximum and actual results were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual

Adjusted Earnings Per Share (10%)	$4.18	$4.34	$4.57 or more	$4.43

Internal Revenue Growth (35%)	3.0%	4.9%	7.0% or more	3.7%

Consolidated Net Operating Profit (in millions) (15%)	$1,669	$1,719	$1,815	$1,734

Group-Level Results (40%)

Award as a Percentage of Base Salary (on an annualized basis, as applicable)

D. McGranahan(1)	58%	115%	230%	35%

B. Vielehr	55%	110%	220%	84%

(1)	Mr. McGranahan’s cash incentive payment for 2016 was pro-rated to reflect his period of service from October 31 to December 31, 2016.

The 2016 award as a percentage of base salary shown in the tables above for all named executive officers includes a reduction of the annual cash incentive payment by the committee, upon the recommendation of management, based on the company’s progress against certain corporate initiatives for 2016.

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Equity Incentive Awards

Overview

The committee established threshold, target and maximum values of total equity awards, expressed as a percentage of base salary, for the named executive officers who were eligible for annual equity incentive awards in 2016. On February 19, 2016, we granted equity awards to the named executive officers other than Messrs. Hau and McGranahan based on the level of an executive officer’s responsibilities within the company and the committee’s judgment of each executive’s performance with respect to strategic impact, building of organizational capacity, talent development, risk management, financial results, including adjusted earnings per share and internal revenue growth, and, other than with respect to his own awards, the recommendation of our chief executive officer. As discussed below, Messrs. Hau and McGranahan received sign-on equity awards rather than annual equity awards in 2016, and Mr. Yabuki also received a grant of performance share units in connection with the amendment of his employment agreement.

Performance Share Units

Our compensation committee began granting performance share units in 2016 to further align the long-term interests of our named executive officers with those of our shareholders. The performance share units have a three-year performance period. The number of shares issued at vesting will be determined by the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations over the three-year period, and will range from 0% to 200% of the target award. The committee chose adjusted income from continuing operations as the threshold performance measure because we believe there should be a minimum level of income generated before long-term, performance-based awards pay out. We also use internal revenue growth as the performance measure to determine the level of vesting because we believe that the long-term value of our enterprise is linked to our ability to grow revenue without regard to acquisitions. The committee did not grant performance share units to Mr. Hirsch due to his expected retirement as our chief financial officer in March 2016, nor did the committee grant performance share units as part of Mr. Yabuki’s annual award in anticipation of the award granted in connection with an amendment to his employment agreement as further described below.

Equity Mix

The equity mix awarded by the committee is consistent with our objective of emphasizing performance-based compensation and aligning our executive officers’ economic interests with those of our shareholders. For those who received performance share units as part of their annual award, the committee determined the number of performance share units that would vest at target based on anticipated performance and ability to drive high quality revenue growth over the three-year performance period. Performance share units, at target, represent more than one-quarter of the aggregate grant date fair value of all equity granted to Messrs. Ernst and Vielehr in 2016. The mix of options and restricted stock units granted is determined by the committee based in part on the recommendation of the chief executive officer and an understanding of individual preference.

Annual Equity Awards

For 2016, the compensation committee increased the target and maximum equity awards available to Mr. Ernst to provide him with an equity opportunity that is better aligned with the equity compensation available to individuals holding a similar position at our peer companies considering his level of skill, experience and performance. Mr. Vielehr’s award for 2016 reflects his performance and expanded scope of responsibilities and is designed to further enhance his long-term retention. The threshold, target and maximum equity awards for our other named executive officers were set at levels commensurate with their experience and responsibilities and comparable to the equity compensation available to individuals holding

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similar positions at our peer companies. The grant date fair value of the annual equity incentive awards, performance share units at target, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)

	Threshold	Target	Maximum	Actual Award(1)

J. Yabuki	238%	476%	952%	833%

T. Hirsch	100%	275%	400%	275%

M. Ernst	100%	333%	500%	367%

B. Vielehr	100%	200%	300%	383%

(1)	Mr. Yabuki’s annual award does not include the performance share units granted to him in March 2016 in connection with the amendment to his employment agreement as further described below. The actual award expressed as a percentage of base salary for Mr. Hirsch is based on his annualized base salary of $500,000 at the time of grant when Mr. Hirsch still served as our chief financial officer. The actual awards expressed as a percentage of base salary for Messrs. Ernst and Vielehr include the grant date fair value of the performance share units granted in 2016 at the target award level. The value realized by each of them at the end of the three-year performance period will depend on the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations, over the three-year period and will range from 0% to 200% of the target award.

Messrs. Hau and McGranahan

To induce each of them to join the company, on March 14, 2016, Mr. Hau received stock options and restricted stock units having an aggregate grant date fair value of approximately $5.5 million, and on October 31, 2016, Mr. McGranahan received stock options and restricted stock units having an aggregate grant date fair value of approximately $3.2 million. These grants were intended to immediately and strongly align Mr. Hau’s and Mr. McGranahan’s interests with those of our shareholders. Messrs. Hau and McGranahan first became eligible to receive an annual equity incentive award in February 2017.

Mr. Yabuki

In March 2016, Mr. Yabuki’s employment agreement was amended as discussed further below under “–Employment and Other Agreements with Executive Officers – Yabuki Employment Agreement.” Among other things, pursuant to this amendment, Mr. Yabuki agreed to an extension of his term as our chief executive officer for at least three years and the elimination of his excise tax gross-up benefit. As required by this amendment, in 2016, our compensation committee made a grant of performance share units to Mr. Yabuki with a grant date fair value, at target, of approximately $12 million. The committee made this award to Mr. Yabuki in connection with this amendment to further incentivize his continuing and valuable contributions to our success through the development and execution of our strategic objectives and the creation of value for our shareholders, clients and associates.

His performance share units vest at the end of a three-year performance period based upon the company’s internal revenue growth over the three-year period (80% weighting) and, as determined by the committee in its discretion, talent development goals (20% weighting), subject to attaining a threshold level of adjusted income from continuing operations which, if not met, will result in no vesting of the performance share units. The portion of the award subject to internal revenue growth will vest at 0% to 200% of target depending on the company’s achievement of internal revenue growth goals over the three-year period. The portion of the award subject to achievement of talent development goals will vest at 0% to 200% depending on the committee’s assessment of Mr. Yabuki’s performance at the end of three years with respect to senior executive talent development.

In addition, we amended Mr. Yabuki’s employment agreement to provide that, beginning in 2017, he will receive annual grants of options, restricted stock units and/or other awards under our long-term incentive compensation program commensurate with his position and with an aggregate grant date fair value of not less than $8 million. The compensation committee retains discretion to increase the value of his award.

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Other Elements of Compensation

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (up to a maximum of $25,000 in any calendar year), with the objective of allowing employees to benefit when the value of our stock increases over time.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through agreements which are discussed below under the heading “– Employment and Other Agreements with Executive Officers.”

Perquisites

In 2016, we did not provide any personal-benefit perquisites to our named executive officers other than relocation-related expenses disclosed in footnote 4 to the Summary Compensation Table below and participation in an executive physical program.

Retirement Savings Plan and Health and Welfare Benefits

We provide subsidized health and welfare benefits which include medical, dental, life insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We subsidize supplemental long-term disability coverage for executive officers. We do not provide a separate pension program or a supplemental executive retirement plan. Our employees, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after two years.

Nonqualified Deferred Compensation Plan

Our named executive officers, along with other highly compensated employees, are eligible to participate in a non-qualified deferred compensation plan pursuant to which they can defer cash compensation and have their accounts credited with earnings based on the participant’s selection of investment choices similar to our 401(k) savings plan. We do not make any contributions to this plan. Please see “Executive Compensation –Non-Qualified Deferred Compensation Plan in 2016” below for additional information.

Additional Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading in our common stock during certain periods at the end of each quarter until after we disclose our financial and operating results unless such trading occurs under an approved Rule 10b5-1 plan. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our chief legal officer and our chief executive officer of all stock transactions by designated senior members of management and our board of directors, including the establishment of a Rule 10b5-1 trading plan.

We also prohibit our employees, officers and directors from hedging or engaging in short sales of our stock. Furthermore, directors and executive officers are prohibited from pledging our stock and from entering into transactions in derivative instruments in connection with our stock.

Stock Ownership

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain a stock ownership policy that requires our chief executive officer to own equity having a value of at least six times his base salary and our other executive

39	2017 Proxy Statement

officers to own equity having a value of at least four times their respective base salaries. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are in compliance with the requirements.

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment; there is no time limit on our ability to recover such amounts, other than limits imposed by law; and recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required. To the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer and chief operating officer to enable such individuals to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically made by the compensation committee. Our equity grant policy prescribes the timing of awards or specific grant dates. Under the Incentive Plan, the exercise price of all options to purchase shares of our common stock may not be less than the closing price of our common stock on the NASDAQ stock market on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxable income for federal income tax purposes in any one year with respect to our named executive officers (other than our chief financial officer). Certain performance-based compensation is not subject to the deduction limit. It is generally our intention to qualify compensation payments for tax deductibility under Section 162(m). Notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify. Our compensation committee reserves the right to provide compensation that does not qualify as performance-based compensation under Section 162(m) to the extent it believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2016, we amended the employment agreement with Mr. Yabuki to provide that Mr. Yabuki will continue to serve as our president and chief executive officer for at least another three-year term and, subject to election by our shareholders, as a director. After the current three-year term ends in 2018, the agreement automatically renews for one-year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement.

40	2017 Proxy Statement

Under his employment agreement, as amended in 2016, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target and maximum cash incentive award of not less than 175% and 350% of his base salary, respectively; (iii) to receive grants of options, restricted stock and/or other awards under our long-term incentive compensation program commensurate with his position, provided that, beginning in 2017, the grant date fair value of each year’s award shall not be less than $8 million; and (iv) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. In addition, the 2016 amendment provides for the elimination of the excise tax gross-up provision in his existing employment agreement and for a one-time grant of performance share units. The performance share units have a grant date fair value of approximately $12 million and vest at the end of a three-year performance period only upon the achievement of specified internal revenue growth and talent development goals, subject to attaining a threshold level of adjusted income from continuing operations over such three-year period. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit. The terms of Mr. Yabuki’s employment agreement and key executive employment and severance agreement, or “KEESA,” resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the market terms for the leader of a company of our size in our industry.

Hau and McGranahan Agreements

We entered into an agreement with each of Messrs. Hau and McGranahan in 2016 in connection with the start of their employment with us. Under Mr. Hau’s agreement, he is entitled to: (i) receive an annual salary of at least $625,000; (ii) participate in our annual cash incentive plan with a target and maximum award of 110% and 220% of base salary, respectively; (iii) participate in our annual equity incentive plan beginning in February 2017 with an annual target of $2,000,000; (iv) a sign-on equity grant of $2,500,000 of restricted stock units and $3,000,000 of stock options, each of which will vest one-half on each of the third and fourth anniversaries of grant; (v) a one-time cash award of $500,000 which was paid on April 15, 2016 and must be repaid if he leaves Fiserv within 24 months; and (vi) reimbursement of relocation expenses.

Under his agreement, Mr. McGranahan is entitled to: (i) receive an annual salary of at least $510,000; (ii) participate in our annual cash incentive plan with a target and maximum award of 115% and 230% of base salary, respectively; (iii) participate in our annual equity incentive plan beginning in February 2017 with an annual target of $1,000,000; (iv) a sign-on equity grant of $1,000,000 of restricted stock units and $2,200,000 of stock options, each of which will vest one-half on each of the third and fourth anniversaries of grant; (v) a one-time cash award of $500,000 to be paid in two equal installments 90 days and 12 months after his start date and which must be repaid if he leaves Fiserv within 24 months; (vi) an additional equity award of $3,000,000 in February 2020, subject to his continued full-time employment in good standing, which will vest in equal installments on the third and fourth anniversaries of grant; and (vii) reimbursement of relocation expenses.

In addition, Messrs. Hau and McGranahan are entitled to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. The terms of Mr. Hau’s and Mr. McGranahan’s agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the market terms for a leader of a company of our size in our industry.

Ernst and Vielehr Employment Agreements

We entered into an employment agreement with each of Messrs. Ernst and Vielehr pursuant to which we agreed to employ them until one party provides the other with a notice of termination. Under their employment agreements, Messrs. Ernst and Vielehr are entitled to: (i) receive an annual salary of at least $525,000 and $470,000, respectively; (ii) participate in our executive cash incentive compensation plan; and (iii) participate in our executive long-term equity incentive compensation program with an annual target of at

41	2017 Proxy Statement

least 200% of base salary. In addition, Messrs. Ernst and Vielehr are entitled to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. The terms of Mr. Ernst’s and Mr. Vielehr’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the market terms for a leader of a company of our size in our industry.

Key Executive Employment and Severance Agreements

We have entered into KEESAs, with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

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Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016.

Glenn M. Renwick, Chairman

Dennis F. Lynch

Doyle R. Simons

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, there were no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

43	2017 Proxy Statement

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation of our chief executive officer, our current and former chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Jeffery W. Yabuki	2016	$840,000	—	$14,680,135	$4,320,031	$1,389,679	$11,937	$21,241,782

President and Chief	2015	840,000	—	1,288,041	6,535,501	1,328,040	9,737	10,001,319

Executive Officer	2014	840,000	—	1,078,613	4,722,371	1,622,880	12,053	8,275,917

Robert W. Hau(5)	2016	499,599	$500,000	2,500,008	3,000,004	649,935	151,244	7,300,790
Chief Financial Officer
and Treasurer

Thomas J. Hirsch(6)	2016	340,256	—	687,568	687,506	—	13,548	1,728,878

Former Chief Financial	2015	500,000	—	850,025	1,001,972	579,700	11,348	2,943,045

Officer and Treasurer	2014	500,000	—	650,028	650,004	644,000	12,427	2,456,459

Mark A. Ernst	2016	600,000	—	500,067	1,700,028	695,936	12,517	3,508,548

Chief Operating Officer	2015	600,000	—	—	1,972,804	824,823	11,267	3,408,894

	2014	575,000	—	—	1,400,005	886,291	11,923	2,873,219

Devin B. McGranahan(5)	2016	86,961	—	1,000,064	2,200,009	179,339	11,508	3,477,881
Group President,
Billing and Payments
Group

Byron C. Vielehr(7)	2016	470,000	—	1,200,006	600,001	396,482	11,664	2,678,153

Group President,	2015	470,000	—	—	1,309,042	515,924	24,914	2,319,880

Depository Institution	2014	470,000	200,000	—	—	645,900	313,257	1,629,157
Services Group

(1)   Reflects the grant date fair value of the awards granted in the respective years under the Incentive Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2016.

(2)   The amounts shown in this column include the grant date fair value of performance share units granted to Messrs. Yabuki ($12,000,030), Ernst ($500,067) and Vielehr ($600,003) in 2016 at the target award level, which reflects, as of the grant date, the probable outcome of the performance conditions. The value realized by each of them at the end of the three-year performance period will depend on the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations, over the three-year period and will range from 0% to 200% of the target award. If the highest level of performance conditions are met, the grant date fair value of these awards would be as follows: Mr. Yabuki - $24,000,060; Mr. Ernst - $1,000,134; and Mr. Vielehr - $1,200,006.

(3)   These cash incentive payments were made pursuant to the Incentive Plan. These awards were earned in the year listed and paid in the following year.

(4)   The amounts shown in this column include company matching under our 401(k) savings plan; company-paid premiums for insurance; participation in our executive physical program; and if applicable, company contributions to a health savings account. For 2016, the amount shown for Messrs. Hau and McGranahan also includes reimbursement for relocation-related

44	2017 Proxy Statement

expenses pursuant to the terms of his respective agreement. The amount of Mr. Hau’s reimbursed relocation-related expenses in 2016 was $138,177.

(5)   Messrs. Hau and McGranahan joined Fiserv on March 14, 2016 and October 31, 2016, respectively. For 2016, Mr. Hau’s and Mr. McGranahan’s base salaries were paid at an annualized rate of $625,000 and $510,000, respectively. The amount shown for each of them reflects the actual amount of base salary paid to him during 2016. We granted restricted stock units and options to Mr. Hau on March 14, 2016 and to Mr. McGranahan on October 31, 2016 pursuant to their respective agreements. The grants were intended to immediately and strongly align Messrs. Hau’s and McGranahan’s interests with those of our shareholders and, in part, recognize that each of them was forfeiting significant benefits upon leaving his prior employer. On April 15, 2016, Mr. Hau also received a $500,000 cash payment pursuant to the terms of his agreement to compensate him for benefits he forfeited upon leaving his prior employer. In addition, Mr. McGranahan’s non-equity incentive plan award for 2016 was pro-rated based on his period of service during the year.

(6)   Mr. Hirsch served as our chief financial officer and treasurer until March 14, 2016 and remained with the company until March 31, 2017 with a reduced scope of responsibilities. The amount shown in the salary column reflects the actual amount of base salary paid to him during 2016.

(7)   Mr. Vielehr joined Fiserv on December 1, 2013. On March 15, 2014, Mr. Vielehr received a $200,000 cash payment pursuant to the terms of his employment agreement to compensate him for the benefits which he forfeited upon leaving his prior employer.

The material terms of the company’s agreements with Messrs. Yabuki, Hau, Ernst, McGranahan and Vielehr are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers.” Mr. Hirsch did not have an employment agreement with the company.

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Grants of Plan-Based Awards in 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Yabuki		739,200	1,470,000	2,940,000

	02/19/2016							27,730			2,680,105

	02/19/2016								137,888	96.65	4,320,031

	03/29/2016				29,502	118,006	236,012				12,000,030

R. Hau		343,750	687,500	1,375,000

	03/14/2016							25,404			2,500,008

	03/14/2016								94,044	98.41	3,000,004

T. Hirsch	02/19/2016							7,114			687,568

	02/19/2016								21,944	96.65	687,506

M. Ernst		408,000	810,000	1,620,000

	02/19/2016								54,262	96.65	1,700,028

	02/19/2016				1,294	5,174	10,348				500,067

D. McGranahan		295,800	587,000	1,174,000

	10/31/2016							10,155			1,000,064

	10/31/2016								68,901	98.48	2,200,009

B. Vielehr		258,500	517,000	1,034,000

	02/19/2016							6,208			600,003

	02/19/2016								19,151	96.65	600,001

	02/19/2016				1,552	6,208	12,416				600,003

(1)   Mr. McGranahan joined Fiserv on October 31, 2016, and the threshold, target and maximum non-equity incentive plan awards for him are provided on an annualized basis. Mr. McGranahan’s actual non-equity incentive plan award for 2016 was pro-rated based on his period of service during the year. Mr. Hirsch was not eligible for a non-equity incentive plan award for 2016 due to his retirement as our chief financial officer on March 14, 2016.

(2)   We granted all of the performance share units reported above pursuant to the Incentive Plan. The performance share units have a three-year performance period. The number of shares issued at vesting will be determined by the company’s achievement of internal revenue growth goals, subject to attaining a threshold level of adjusted income from continuing operations over the three-year period, and will range from 0% to 200% of the target award.

(3)   We granted all of the restricted stock units and stock options reported above pursuant to the Incentive Plan. Except in the case of Messrs. Hau and McGranahan, one-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. For Messrs.

Hau and McGranahan, one-half of the restricted stock units and one-half of the stock options vest on each of the third and fourth anniversaries of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date. As discussed under “Compensation Discussion and Analysis – 2016 Named Executive Officer Compensation – Equity Incentive Awards,” the mix of stock options and restricted stock units granted is determined by the compensation committee based in part on the recommendation of the chief executive officer and an understanding of individual preference.

(4)   The amounts in the table represent the grant date fair value of the restricted stock unit and stock option awards and, in the case of performance share units, the grant date fair value at the target award level. Information about the assumptions that we used to determine the grant date fair value of the awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2016.

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Outstanding Equity Awards at December 31, 2016

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Yabuki					64,216(3)	6,824,876	118,006(4)	12,541,678

	—	137,888(5)	96.65	02/19/2026

	68,832	137,664(6)	79.05	02/18/2025

	167,713	83,857(7)	56.97	02/19/2024

	317,188	—	40.35	02/20/2023

	241,350	—	32.64	02/22/2022

	329,190	—	30.86	02/23/2021

	388,826	—	23.85	02/24/2020

	543,984	—	16.37	02/26/2019

	51,652	—	27.11	02/27/2018

	190,548	—	27.11	02/27/2018

R. Hau					25,404(8)	2,699,937	—	—

	—	94,044(9)	98.41	03/14/2026

T. Hirsch					30,846(10)	3,278,313	—	—

	—	21,944(5)	96.65	02/19/2026

	11,146	22,292(6)	79.05	02/18/2025

	23,084	11,543(7)	56.97	02/19/2024

M. Ernst					2,892(11)	307,362	5,174(4)	549,893

	—	54,262(5)	96.65	02/19/2026

	23,603	47,207(6)	79.05	02/18/2025

	49,720	24,861(7)	56.97	02/19/2024

	83,576	—	40.35	02/20/2023

	90,506	—	32.64	02/22/2022

	97,290	—	29.75	01/03/2021

D. McGranahan					10,155(12)	1,079,273	—	—

	—	68,901(13)	98.48	10/31/2026

B. Vielehr					24,410(14)	2,594,295	6,208(4)	659,786

	—	19,151(5)	96.65	02/19/2026

	17,047	34,094(6)	79.05	02/18/2025

	77,928	38,964(15)	54.95	12/01/2023

47	2017 Proxy Statement

(1)	In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis.

(2)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 30, 2016 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $106.28, by the number of unvested shares or units.

(3)	Includes 5,431 restricted stock units that vested February 18, 2017, 6,311 restricted stock units that vested on February 19, 2017, and 7,570 restricted stock units that vested on February 20, 2017. The remaining restricted stock units will vest as follows: 5,431 on February 18, 2018; 6,311 on February 19, 2018; 9,243 on each of February 19, 2018 and 2019; 5,432 on February 18, 2019; and 9,244 on February 19, 2020.

(4)	The performance share units are reported at the target award level and have a three-year performance period.

(5)	One-third of the options vest on each anniversary of the grant date, February 19, 2016.

(6)	One-third of the options vest on each anniversary of the grant date, February 18, 2015.

(7)	One-third of the options vest on each anniversary of the grant date, February 19, 2014.

(8)	One-half of the restricted stock units will vest on each of March 14, 2019 and 2020.

(9)	One-half of the options vest on the third and fourth anniversaries of the grant date, March 14, 2016.

(10)	Includes 3,584 restricted stock units that vested on February 18, 2017, 3,803 restricted stock units that vested on February 19, 2017, and 5,372 restricted stock units that vested on February 20, 2017. The remaining restricted stock units will vest as follows: 3,584 on February 18, 2018; 3,804 on February 19, 2018; 2,371 on each of February 19, 2018 and 2019; 3,585 on February 18, 2019; and 2,372 on February 19, 2020.

(11)	All of the restricted stock units vested on February 20, 2017.

(12)	One-half of the restricted stock units will vest on each of October 31, 2019 and 2020.

(13)	One-half of the options vest on the third and fourth anniversaries of the grant date, October 31, 2016.

(14)	The restricted stock units will vest as follows: 18,202 on December 1, 2017; 2,069 on each of February 19, 2018 and 2019; and 2,070 on February 19, 2020.

(15)	One-third of the options vest on the second, third and fourth anniversaries of the grant date, December 1, 2013.

48	2017 Proxy Statement

Option Exercises and Stock Vested During 2016

During our fiscal year ended December 31, 2016, the named executive officers exercised options to purchase shares of our common stock and/or had restricted stock units vest as set forth below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Yabuki	248,784	16,680,967	38,985	3,799,785

R. Hau	—	—	—	—

T. Hirsch	181,502	11,896,807	15,303	1,486,820

M. Ernst	—	—	6,212	604,606

D. McGranahan	—	—	—	—

B. Vielehr	—	—	18,200	1,880,424

(1)   The “Value Realized on Exercise” was calculated in accordance with SEC rules by multiplying the gross number of shares acquired on exercise times the difference between the closing price of our common stock on the exercise date and the exercise price of the option and, along with the “Number of Shares Acquired on Exercise,” does not take into account shares withheld by the company to satisfy the exercise price and tax liability incident to the exercise of stock options.

(2)   The “Value Realized on Vesting” was calculated in accordance with SEC rules by multiplying the gross number of shares acquired on vesting times the closing price of our common stock on the vesting date and, along with the “Number of Shares Acquired on Vesting,” does not take into account shares withheld by the company to satisfy the tax liability incident to the vesting of restricted stock units.

49	2017 Proxy Statement

Non-Qualified Deferred Compensation in 2016

The following table sets forth certain information for each of our named executive officers regarding non-qualified deferred compensation for the year ended December 31, 2016.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
J. Yabuki	—	—	—	—	—

R. Hau	—	—	—	—	—

T. Hirsch	—	—	—	—	—

M. Ernst	120,000	—	61,333	—	721,764

D. McGranahan	—	—	—	—	—

B. Vielehr	—	—	—	—	—

(1) The amounts shown in this column are also reported in the Summary Compensation Table for 2016.	(2) In addition to the contributions made in 2016, $558,146 of the amount included in this column for Mr. Ernst has been previously reported in the Summary Compensation Table.

Our non-qualified deferred compensation plan permits deferral of up to 100% of base salary, commissions and/or any cash payment earned by a participant pursuant to one of our written incentive plans. Accounts are credited with earnings based on each participant’s selection among investment choices that are similar to those available under our 401(k) plan. Investment allocations may be changed monthly by the participant.

Participants wishing to participate in the plan must make a deferral election each year. At the time of election, the participant must also choose the time and form of distribution. The participant may elect to have distributions begin on a specified date or following retirement. Distributions will also occur in connection with any other separation from service, or upon death or a change in control.

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Potential Payments Upon Termination or Change in Control

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in the named executive officers’ agreements with the company, all of which we have filed with the Securities and Exchange Commission.

Terminology

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization or if we breach the terms of the agreements. “Disability” generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

Employment Agreements

General

Our employment agreements with Messrs. Yabuki, Ernst and Vielehr provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Deductibility of Compensation,” these agreements are designed to comply with Section 162(m) of the Internal Revenue Code. In addition, these agreements and our KEESAs all provide that post-termination payments and benefits are subject to a six-month delay in the event that the executive officer is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of a qualifying termination. The employment agreements also contain provisions that require each of the named executive officers to maintain the confidentiality of our confidential information and proprietary data during and following his employment. In addition, each of Messrs. Yabuki, Ernst and Vielehr agrees that during his employment and for 12 months after termination of employment, he will not compete with us or solicit our clients or our employees. Under the employment agreements, we have the ability to recover compensation previously paid to the named executive officer if he breaches these obligations.

Terms of Employment Agreement with Mr. Yabuki

We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, as amended in 2016, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive: (i) a lump sum payment equal to five and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier.

If Mr. Yabuki’s employment is terminated for death or disability, he or his estate, as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination.

In 2016, we amended Mr. Yabuki’s employment agreement and KEESA to eliminate the excise tax gross-up provisions in his agreements.

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If the benefits to Mr. Yabuki under his employment agreement are duplicative of or inconsistent with the benefits provided under his equity award agreements or KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his equity award agreements or KEESA, on the one hand, or his employment agreement on the other hand.

Terms of Employment Agreements with Messrs. Ernst and Vielehr

We have the right to terminate their employment at any time. If we terminate Mr. Ernst’s employment other than for death, disability or cause, or if he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to 1.8 times his then-current base salary. If we terminate Mr. Vielehr’s employment other than for death, disability or cause, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary and (ii) accelerated vesting of certain equity awards granted to him pursuant to his employment agreement determined by dividing each of the total number of stock options and restricted stock units granted upon employment by two and then subtracting the number of stock options or restricted stock units, as applicable, that have vested prior to termination.

Other Agreements

We have entered into agreements with each of Messrs. Hau and McGranahan in connection with the start of their employment with us. Upon a termination without cause, each of them will receive 12 months of salary and accelerated vesting of all remaining unvested equity awards granted upon the commencement of his employment.

Mr. Hirsch

Mr. Hirsch served as our chief financial officer until March 14, 2016 and retired from our company on March 31, 2017. Mr. Hirsch did not have an employment agreement with the company, and pursuant to his equity award agreements, subject to compliance with ongoing non-competition, confidentiality and other obligations, all of Mr. Hirsch’s unvested stock options and restricted stock unit awards will continue to vest on their original vesting schedule as if he had not retired, and vested stock options will remain exercisable until the earlier of five years following his retirement or the original expiration date of the stock option. As of December 31, 2016, Mr. Hirsch’s unvested stock options and restricted stock units had a value of $4,665,830.

Key Executive Employment and Severance Agreements

General

Our Key Executive Employment and Severance Agreements (“KEESAs”) set forth the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We also intend for the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control.

We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Benefits

Pursuant to the terms of the KEESAs, upon a change in control, all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or

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cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•	a cash termination payment equal to two times the sum of (i) their annual salary plus (ii)

•	their highest annual cash incentive award during the three completed fiscal years before the change in control; or

•	in the case of Messrs. Hau and McGranahan, because each of them has not been employed by us for three or more years, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control;

•	with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment equal to the value of such award prorated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “prorated bonus;” and

•	continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid.

The KEESAs also provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Awards

Equity award agreements under the Incentive Plan provide that, on a recipient’s death or disability, 100% of any then unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit and performance share unit agreements generally provide for pro rata vesting in the event of death or disability; provided that, with respect to performance share units, shares will not be issued until the end of the performance period based on the number of months of service during the performance period.

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Except in the case of the award agreements for performance share units granted in 2016, the equity award agreements also provide that, following a qualified retirement and subject to compliance with ongoing non-competition, confidentiality and other obligations, all unvested stock option and restricted stock unit awards held by an executive officer will continue to vest on their original vesting schedule as if the executive officer had not ceased to be an employee, and vested stock options will remain exercisable until the earlier of five years following retirement or the original expiration date of the stock option.

The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that addresses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the stock option and restricted stock unit awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer will have 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the stock option and restricted stock unit awards or issue replacement awards, then immediately prior to the change in control, each stock option and restricted stock unit award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

The award agreements for performance share units provide that, upon a change in control prior to the end of the performance period, the named executive officer will be paid cash in an amount equal to the fair market value (as of the date of the change in control) of such number of shares eligible for issuance at 150% of the target award level. Thereafter, the award will terminate.

Cash Incentive Awards

Our Incentive Plan provides that, upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers based on their agreements in effect at, and assuming that the triggering event or events indicated occurred on, December 31, 2016. The amounts shown in the tables below rely on the following assumptions:

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•	The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting and $106.28, the closing price of our common stock on the last trading day of the calendar year.

•	The amount shown in the table with respect to restricted stock units and performance share units is equal to the closing price of our common stock on the last trading day of the calendar year times the number of unvested restricted stock units or performance share units which would experience accelerated vesting.

•	Except in the case of Mr. Yabuki, upon death or disability, performance share units vest after the end of the performance period on a pro rata basis depending on the number of months of service completed during the relevant performance period, and we assume that performance goals will be achieved at the target level.

•	In the case of Mr. Yabuki, we assume that, upon death or disability or a termination without cause or resignation for good reason, his performance share units will fully vest after the end of the performance period at the target level.

•	The prorated bonus amounts reflect the named executive officer’s target cash incentive award for 2016 because we assume that the triggering event or events indicated occurred on December 31, 2016. In the case of Mr. McGranahan, we have included a pro rated amount that reflects his period of service from October 31, 2016 to December 31, 2016.

•	In the case of Mr. McGranahan, the amount shown as “Sign-On Bonus” represents a $500,000 cash bonus he is entitled to receive pursuant to his agreement with the company and payable in two equal installments 90 days and 12 months following his commencement date of October 31, 2016.

•	The amount shown in the “Retirement (Equity Award Agreements)” column assumes that the named executive officer who was retirement-eligible at December 31, 2016 fulfills all retirement qualifications and complies with all ongoing obligations so that all unvested stock option and restricted stock unit awards held by him as of December 31, 2016 continue to vest on their original vesting schedule as if the executive officer had not ceased to be an employee.

•	The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” in the case of Mr. Yabuki is the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•	In accordance with the terms of the KEESAs, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2016. Pursuant to their agreements, Messrs. Hau and McGranahan would also receive up to one year of outplacement services upon a termination without cause.

•	The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs.

•	In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made.

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Potential Payment on a Change in Control without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis (#)	Number of Restricted Stock Units Vested on Accelerated Basis (#)	Number of Performance Share Units Vested on Accelerated Basis at 150% of Target Level (#)	Value Realized ($)
J. Yabuki	359,409	64,216	177,009	34,848,834

R. Hau	94,044	25,404	—	3,440,063

M. Ernst	126,330	2,892	7,761	4,166,087

D. McGranahan	68,901	10,155	—	1,616,701

B. Vielehr	92,209	24,410	9,312	6,696,800

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Potential Payment on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability Prior to Change in Control (Employment Agreement)	Retirement (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA/ Equity Award Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA/Equity Award Agreement)
Compensation:

Base Salary	—	—	$4,620,000	—	$1,680,000

Cash Incentive Award	—	—	—	—	3,325,760

Prorated Bonus	$1,470,000	—	1,470,000	$1,470,000	1,470,000

Stock Options:

Unvested	9,211,441	$9,211,441	9,211,441	9,211,441	9,211,441

Restricted Stock Units:

Unvested	6,824,876	6,824,876	6,824,876	6,824,876	6,824,876

Performance Share Units:

Unvested	12,541,678	—	12,541,678	18,812,517	18,812,517

Benefits:

COBRA Reimbursement	—	—	12,703	—	—

Post-Employment Benefits	—	—	—	—	102,724

Outplacement Services	—	—	—	—	84,000

Advisor Fees	—	—	—	—	15,000

Total	$30,047,995	$16,036,317	$34,680,698	$36,318,834	$41,526,318

Mr. Hau

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:

Base Salary	—	$625,000	—	$1,250,000

Cash Incentive Award	—	—	—	750,000

Prorated Bonus	—	—	$687,500	687,500

Stock Options:

Unvested	$740,126	740,126	740,126	740,126

Restricted Stock Units:

Unvested	—	2,699,937	2,699,937	2,699,937

Benefits:

Post-Employment Benefits	—	—	—	118,983

Outplacement Services	—	3,950	—	62,500

Advisor Fees	—	—	—	15,000

Total	$740,126	$4,069,013	$4,127,563	$6,324,046

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Potential Payment on a Termination of Employment

Mr. Ernst

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Retirement (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA/ Equity Award Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA/Equity Award Agreement)
Compensation:

Base Salary	—	—	$1,080,000	—	$1,200,000

Cash Incentive Award	—	—	—	—	1,772,582

Prorated Bonus	—	—	—	$810,000	810,000

Stock Options:

Unvested	$3,033,886	$3,033,886	—	3,033,886	3,033,886

Restricted Stock Units:

Unvested	76,840	307,362	—	307,362	307,362

Performance Share Units:

Unvested	183,333	—	—	824,839	824,839

Benefits:

Post-Employment Benefits	—	—	—	—	150,340

Outplacement Services	—	—	—	—	60,000

Advisor Fees	—	—	—	—	15,000

Total	$3,294,059	$3,341,248	$1,080,000	$4,976,087	$8,174,009

Mr. McGranahan

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:

Base Salary	—	$510,000	—	$1,020,000

Cash Incentive Award	—	—	—	612,000

Prorated Bonus	—	—	$97,833	97,833

Sign-On Bonus	$500,000	500,000	500,000	500,000

Stock Options:

Unvested	537,428	537,428	537,428	537,428

Restricted Stock Units:

Unvested	—	1,079,273	1,079,273	1,079,273

Benefits:

Post-Employment Benefits	—	—	—	100,866

Outplacement Services	—	3,950	—	51,000

Advisor Fees	—	—	—	15,000

Total	$1,037,428	$2,630,651	$2,214,534	$4,013,400

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Potential Payment on a Termination of Employment

Mr. Vielehr

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA/Equity Award Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA/Equity Award Agreement)
Compensation:

Base Salary	—	$470,000	—	$940,000

Cash Incentive Award	—	—	—	1,291,800

Prorated Bonus	—	—	$517,000	517,000

Stock Options:

Unvested	$3,112,826	—	3,112,826	3,112,826

Restricted Stock Units:

Unvested	967,361	—	2,594,295	2,594,295

Performance Share Units:

Unvested	220,000	—	989,679	989,679

Benefits:

Post-Employment Benefits	—	—	—	147,434

Outplacement Services	—	—	—	47,000

Advisor Fees	—	—	—	15,000

Total	$4,300,187	$470,000	$7,213,800	$9,655,034

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2016, all Section 16 reporting persons complied with all applicable filing requirements.

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Proposal 3. Advisory Vote on Frequency of Shareholder Advisory Vote on Executive Compensation

Background

We are conducting a non-binding, advisory vote on the frequency of holding a shareholder advisory vote on the compensation of our named executive officers in accordance with Section 14A of the Exchange Act. We are providing shareholders the option of selecting a frequency of every one, two or three years. You may vote for any of these options, or abstain on the matter. We are required by Section 14A of the Exchange Act to seek this advisory vote every six years. We last submitted a vote on this matter to our shareholders in 2011, when, in keeping with the recommendation of our board, our shareholders expressed a preference that an advisory vote be held on an annual basis.

Proposed Resolution

You may cast your vote on your preferred frequency of holding an advisory vote when you vote in response to the resolution set forth below.

“RESOLVED, that the shareholders hereby approve, on an advisory basis, that the company hold a shareholder advisory vote to approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K every one year, two years or three years, as determined by the alternative that receives the highest number of votes cast for it.”

After careful consideration of this proposal, our board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Fiserv. Therefore, our board of directors recommends that you vote for holding an advisory vote on the compensation of our named executive officers every year. Shareholders should understand that they are not voting “for” or “against” the recommendation of the board, but instead have the choice to vote for holding future advisory votes on compensation every one, two or three years, or to abstain from voting.

Our board of directors continues to believe that an executive compensation program should drive creation of shareholder value over the long-term. Although not all compensation programs can be adequately evaluated on an annual basis, the board currently believes that receiving advisory input from our shareholders each year will be most effective to enable it to receive timely, direct input on our compensation philosophy, policies and practices.

Vote Required and Recommendation of the Board of Directors

The alternative receiving the greatest number of votes – every one, two or three years – will be the frequency that shareholders approve on an advisory basis for holding an advisory vote on the compensation of our named executive officers. Unless otherwise specified, the proxies solicited hereby will be voted in favor of holding an advisory vote on the compensation of our named executive officers every year.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee and board will carefully consider the outcome of the vote when determining how often shareholders will have an opportunity to vote on the compensation of our named executive officers.

The board of directors recommends that you vote “1 YEAR” on Proposal 3.

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Proposal 4. Ratification of the Appointment of Independent Registered Public Accounting Firm

Background

The audit committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The audit committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte has served as our independent public accounting firm since 1986. The audit committee periodically evaluates the performance and independence of Deloitte to determine whether we should continue to retain the firm. To this end, at least annually, Deloitte makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. The audit committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In addition, in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the audit committee and its chairman actively participate in the selection of a successor lead engagement partner. The members of the audit committee and the board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders.

A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reason for the Proposal

Appointment of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its appointment of Deloitte as a matter of good corporate practice. If our shareholders do not ratify this appointment, the audit committee of the board of directors will consider it a direction to seek to retain another independent public accounting firm. Even if the appointment is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the appointment of Deloitte as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted to ratify the appointment of Deloitte as our independent registered public accounting firm for 2017.

The board of directors recommends that you vote “FOR” Proposal 4.

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Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (the “Deloitte Entities”) for services provided during 2016 and 2015.

	2016	2015
Audit Fees	$2,827,000	$2,818,000
Audit-Related Fees	3,472,000	3,413,000
Tax Fees	848,000	699,000
All Other Fees	87,000	247,000

Total	$7,234,000	$7,177,000

Audit Fees. Audit fees are for professional services rendered by the Deloitte Entities in connection with the integrated audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, other statutory audits and other regulatory filings.

Audit-Related Fees. Audit-related fees are for professional services rendered by the Deloitte Entities for service auditor reports.

Tax Fees. Tax fees are for tax consultations and tax return preparation and compliance.

All Other Fees. All other fees are for consulting and training services.

Audit Committee Pre-Approval Policy

The audit committee has established pre-approval policies and procedures that require audit committee approval of all audit and permitted non-audit services to be provided by its independent registered public accounting firm. For certain types of services, the audit committee pre-approves the particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. In 2016, the audit committee pre-approved all services provided by our independent registered public accounting firm.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, has the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and Deloitte the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2016. The audit committee has also discussed with Deloitte the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with Deloitte its independence. The audit committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to Fiserv, Inc. and has concluded that such services are compatible with Deloitte’s independence.

The audit committee also discussed with management, the internal auditors and Deloitte the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both Deloitte and the internal auditors their respective audit plans, audit scope and identification of audit risks. Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Alison Davis

John Y. Kim

Denis J. O’Leary

JD Sherman

63	2017 Proxy Statement

     Proposal 5. Shareholder Proposal

The following proposal was submitted by an individual shareholder and will be voted on at the annual meeting if it is properly presented. The board of directors recommends you vote AGAINST the proposal because Fiserv has already implemented a proxy access by-law consistent with market practices and asks you to read its Statement in Opposition which follows the proposal. The shareholder’s name, address and number of shares of common stock held may be obtained upon written request to our corporate Secretary.

The following proposal has been included exactly as we received it in accordance with the rules of the Securities and Exchange Commission:

Proposal 5 - Shareholder Proxy Access Reform

Shareholders request that our board of directors take the steps necessary to enable at least 50 shareholders to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of shareholder proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our management adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to screen aggregating shareholders because management simply needs to find one item lacking from a list of typical proxy access requirements.

This proposal is more important to our company than most other companies because we do not have the right to confidential voting. Our management can see how we are voting and try to twist our arm to vote the opposite. On the other hand if our management adopts this proxy access reform proposal it will be a sign that our management values shareholder input.

Please vote to enhance shareholder value:

Shareholder Proxy Access Reform - Proposal 5

64	2017 Proxy Statement

Fiserv’s Statement in Opposition

The board of directors has carefully considered this proposal and recommends that you vote AGAINST it. As we discuss below, in 2016, we implemented proxy access for director nominations by our shareholders on terms consistent with market practices. Accordingly, our board believes no further action is needed and that the change to proxy access that the shareholder proposal seeks is not in the best interests of our company or our shareholders.

On February 19, 2016, our board of directors amended our by-laws to implement proxy access in the form that it believes is most appropriate for our company and our shareholders and is consistent with current market practices.

Under our proxy access by-law, any shareholder or group of up to 20 shareholders that beneficially owns at least 3% of our outstanding common stock continuously for 3 years may nominate up to the greater of two individuals or 20% of the board of directors for election to the board and require us to include such nominees in our proxy materials. A copy of the by-laws, as amended, was attached as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2016.

The shareholder proposal seeks to increase the number of shareholders who may aggregate their holdings to reach the 3% minimum ownership requirement (an “aggregation limit”). An aggregation limit is designed to ensure that all shareholders have a fair and reasonable opportunity to nominate director candidates by forming groups with other shareholders who own fewer than the minimum required shares while also minimizing the burden on the company in reviewing and verifying the information and representations that each member of a shareholder group must provide to establish the group’s eligibility. Our aggregation limit achieves these dual objectives by assuring that any shareholder may form a group owning more than 3% of the common stock by combining with other shareholders, while not imposing the cost of processing nominations from a large group of shareholders on us and our other shareholders.

Before the board of directors adopted our proxy access by-law, we engaged with a number of our shareholders on the subject of proxy access and they provided valuable feedback, including regarding what terms they view as appropriate for our company. In no case did any shareholder object to or suggest a revision of the 20-shareholder aggregation limit. A 20-shareholder aggregation limit has been included by the substantial majority of companies adopting proxy access and is not inconsistent with institutional shareholders’ voting policies. In light of this, the board of directors concluded that the 20-shareholder aggregation limit appropriately balanced our interests in providing a workable proxy access by-law that is accessible by all shareholders, promoting efficiency and keeping costs low.

Our board has a strong record of being responsive to shareholder concerns. We regularly engage with and solicit the views of our shareholders on governance matters and will continue to do so. For these reasons, our board of directors believes that our company’s current shareholder proxy access right is in the best interests of our shareholders and that the approach in the shareholder proposal is not appropriate for our company.

Vote Required and Recommendation of the Board of Directors

The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal for it to gain approval. Unless otherwise specified, the proxies solicited hereby will be voted against the shareholder proposal.

The board of directors recommends that you vote “AGAINST” Proposal 5.

65	2017 Proxy Statement

     Other Matters

Shareholder Proposals for the

2018 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2018 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered no later than December 12, 2017 to the following address: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Chief Legal Officer and Secretary.

In 2016, we amended our by-laws to include a proxy access provision. Under our by-laws, shareholders who meet the requirements set forth in our by-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date on which we first made available our proxy materials for the 2017 annual meeting. Because we will commence mailing our proxy statement for the 2017 annual meeting on April 11, 2017, we must receive notice of a shareholder’s director nomination for the 2018 annual meeting pursuant to the proxy access by-law provision no sooner than November 12, 2017 and no later than December 12, 2017. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2018 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director, other than pursuant to our proxy access by-law provision, at the 2018 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2017 annual meeting. Because we will commence mailing our proxy statement for the 2017 annual meeting on April 11, 2017, we must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director, other than pursuant to our proxy access by-law provision, at the 2018 annual meeting no sooner than January 31, 2018, and no later than February 25, 2018. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2018 annual meeting. Nevertheless, if our board of directors permits a matter of business submitted after February 25, 2018 to be presented at the 2018 annual meeting, then the persons named in proxies solicited by the board of directors for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

Proxy Statement and Annual Report Delivery

Our Annual Report on Form 10-K for 2016 will be made available or mailed to each shareholder on or about April 11, 2017. We will furnish such report, without charge, to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2017 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Lynn S. McCreary, at the address below.

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice, annual report and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our Notice, annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the Notice, annual report and/or proxy statement may also request delivery of a single copy. Shareholders may make a request by writing to Lynn S. McCreary, Chief Legal Officer and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

By Order of the Board of Directors

Lynn S. McCreary, Secretary

Brookfield, Wisconsin

April 11, 2017

66	2017 Proxy Statement

     Appendix A

Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The company supplements its reporting of information determined in accordance with GAAP, such as revenue, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “internal revenue growth,” “adjusted earnings per share” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance shareholders’ ability to evaluate the company’s performance as such measures provide additional insights into the factors and trends affecting its business. The company excludes these items from GAAP revenue, earnings per share and net cash provided by operating activities to more clearly focus on the factors management believes are pertinent to its operations and the information used to make operating decisions, including the allocation of resources to the company’s various businesses. In this proxy statement, we also disclose performance goals related to cash incentive awards based on adjusted earnings per share, internal revenue growth and consolidated net operating profit, which is another non-GAAP financial measure. Set forth below is a description of these terms:

•	Adjusted earnings per share is calculated as earnings per share in accordance with GAAP, excluding acquisition and related integration costs, certain costs associated with the achievement of the company’s operational effectiveness objectives, severance costs, amortization of acquisition-related intangible assets, and certain other non-operating gains and losses or unusual items.

•	Internal revenue growth is measured as the increase in adjusted revenue for the current year excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year excluding revenue attributable to dispositions. Adjusted revenue is calculated as total revenue in accordance with GAAP, excluding the impact of postage reimbursements in the company’s Output Solutions business and including deferred revenue purchase accounting adjustments. Business unit or group adjusted revenue is calculated in the same manner using business unit or group revenue as applicable.

•	Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes tax-effected severance, merger and integration payments; certain cash distributions from StoneRiver Group, L.P. (“StoneRiver”), a joint venture in which the company owns a 49% interest; cash tax benefits on early debt extinguishment; and other items which management believes may not be indicative of the future free cash flow of the company.

•	Consolidated net operating profit is calculated as total revenue minus total operating expenses, excluding share-based compensation and the capitalization and amortization of internally developed software, and is adjusted for the items described in the calculation of adjusted earnings per share. Business unit or group net operating profit is calculated in the same manner using business unit or group revenue, expenses and adjustments as applicable.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, earnings per share, net cash provided by operating activities or any other amount determined in accordance with GAAP.

67	2017 Proxy Statement

Below are reconciliations of adjusted earnings per share, internal revenue growth and free cash flow to the most directly comparable measures determined in accordance with GAAP:

	2016	2015
GAAP earnings per share	$4.15	$2.99
Adjustments – net of income taxes:
Merger, integration and other costs(1)	0.17	0.10

Severance costs	0.04	0.06

Amortization of acquisition-related intangible assets	0.46	0.53

Debt extinguishment and refinancing costs	—	0.25

StoneRiver and other investment activity(2)	(0.39)	(0.07)

Adjusted earnings per share	$4.43	$3.87

Earnings per share is calculated using actual, unrounded amounts.

(1)   Merger, integration and other costs include acquisition and related integration costs in 2016; certain costs associated with the achievement of the company’s operational effectiveness objectives, including expenses related to data center and real estate consolidation activities; and a non-cash expense in 2015 related to the modification of certain employee equity award agreements.

(2) Represents the company’s share of net gains on the sales of a business interest and a subsidiary business at StoneRiver, as well as a non-cash write-off of a $7 million investment in 2016.

(in millions)	2016	2015
Revenue	$5,505	$5,254

Output Solutions postage reimbursements	(300)	(313)

Deferred revenue purchase accounting adjustments	6	4

Adjusted revenue	$5,211	$4,945

Internal revenue growth is measured as the increase in adjusted revenue for the current year excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year excluding revenue attributable to dispositions. 2016 acquired revenue was $89 million, and revenue in the comparable prior year attributable to dispositions was $8 million.

68	2017 Proxy Statement

(in millions)	2016	2015
Net cash provided by operating activities	$1,431	$1,346

Capital expenditures(1)	(290)	(359)

Other adjustments(1)(2)	(57)	19

Free cash flow	$1,084	$1,006

(1)   2015 includes $70 million of capital expenditures, primarily leasehold improvements and furniture and equipment related to the company’s Atlanta facility consolidation, of which $25 million is offset by landlord reimbursements reported in net cash provided by operating activities, and $45 million of non-reimbursable building expenditures is included in “other adjustments.”

(2)   Free cash flow excludes tax-effected severance, merger and integration payments; certain cash distributions from StoneRiver; cash tax benefits on early debt extinguishment; and other items which management believes may not be indicative of the future free cash flow of the company. “Other adjustments” removes cash distributions, net of related tax payments, from StoneRiver of $99 million and $20 million in 2016 and 2015, respectively.

69	2017 Proxy Statement

FISERV, INC. 255 FISERV DRIVE BROOKFIELD, WI 53045	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21221-P89650	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FISERV, INC.					For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed:					All	All	Except

1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Alison Davis	06)	Kim M. Robak
	02)	John Y. Kim	07)	JD Sherman
	03)	Dennis F. Lynch	08)	Doyle R. Simons
	04)	Denis J. O’Leary	09)	Jeffery W. Yabuki
	05)	Glenn M. Renwick
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the named executive officers of Fiserv, Inc.				☐	☐	☐	4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2017.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:				1 Year	2 Years	3 Years	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

3.	Advisory vote on the frequency of advisory votes on the compensation of named executive officers.			☐	☐	☐	☐	5.	A shareholder proposal seeking an amendment to Fiserv, Inc.’s proxy access by-law.	☐	☐	☐

								NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion.

					Yes	No

Please indicate if you plan to attend this meeting.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report for the Year Ended December 31, 2016

are available at www.proxyvote.com.

E21222-P89650

FISERV, INC.

Annual Meeting of Shareholders

May 24, 2017

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JEFFERY W. YABUKI and LYNN S. MCCREARY as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as set forth herein, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on March 27, 2017 at the Annual Meeting of Shareholders to be held on May 24, 2017 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all listed director nominees, “FOR” proposals 2 and 4, “1 YEAR” for proposal 3, and “AGAINST” proposal 5 if properly presented. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their discretion.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and its Participating Subsidiaries (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 pm ET on May 21, 2017, the Plan’s Trustee will be deemed to have been instructed to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and must be signed and dated on reverse side

V.1.1